EX-99.b

EXHIBIT 99(b)

Exhibit 99(b)

DYLEX LIMITED

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AMERICAN EAGLE OUTFITTERS CANADA INC.

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AMERICAN EAGLE OUTFITTERS, INC.

PURCHASE AGREEMENT

October 4, 2000

Osler, Hoskin & Harcourt LLP
Goodman Phillips & Vineberg

(continued)

(continued)

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THIS PURCHASE AGREEMENT is made October 4, 2000.

BETWEEN:

DYLEX LIMITED, a corporation governed by the laws of Canada, (the “Vendor”)

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AMERICAN EAGLE OUTFITTERS CANADA INC., a corporation governed by the laws of New Brunswick, (the “Purchaser”)

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AMERICAN EAGLE OUTFITTERS, INC., a corporation governed by the laws of Delaware, U.S.A., (the “Parent”)

RECITALS:

A.	The Vendor, through its Thriftys, Braemar and National Logistic Services divisions, carries on the business of retail sales and related warehousing and logistics (collectively, the “ Businesses”, and individually, a “Business”).

B.	The Vendor has agreed to sell to the Purchaser and the Purchaser has agreed to purchase from the Vendor substantially all of the assets, property and undertaking of and pertaining to the Businesses, on the terms and conditions of this Agreement.

THEREFORE the parties agree as follows:

ARTICLE 1

DEFINITIONS AND PRINCIPLES OF INTERPRETATION

1.1 Definitions

Whenever used in this Agreement the following words and terms shall have the meanings set out below:

“Accounts Payable” means all amounts in connection with the Businesses due and owing regardless of any time for payment to traders, suppliers and other persons, whether or not in the ordinary course, as of the Effective Date;

“Accounts Payable Pool” has the meaning given in clause 3.2(a)(i);

“Accounts Receivable” means any and all accounts receivable, bills receivable, trade accounts, book debts and insurance claims or rights to receive payment under any insurance policies recorded as receivable in the Books and Records and any other amount due to the Vendor in connection with the Businesses including any refunds and rebates receivable in connection with the Businesses or the Purchased Assets, and the benefit of all security, guarantees and other collateral held by the Vendor in connection with the Businesses including cash but excluding any of foregoing which are Excluded Assets;

“Accrued Liabilities” means any and all accrued liabilities of the Businesses, whether or not incurred in the ordinary course of business, as of the Effective Date, including, without limitation, accruals for salaries and wages, vacation pay, customer rebates, allowances for product returns, GST, sales taxes and other governmental withholdings and any other accrued liabilities of the Businesses, whether or not typically included on a financial statement, and even where payment of the liability is not required to be made until after the Effective Date;

“Active Employees” means all of the Employees other than those who are absent from work on the Closing Date by reason of long term disability leave, extended absence or receiving benefits pursuant to the Work Place Safety and Insurance Act (Ontario) or similar worker’s compensation legislation in other provinces.

“Affiliate” has the meaning given in the Canada Business Corporations Act, as amended from time to time;

“Agreement” means this Purchase Agreement, including all schedules, and all instruments supplementing or amending or confirming this Agreement and references to “Article” or “Section” mean and refer to the specified Article or Section of this Agreement;

“Assumed Liabilities” means the liabilities and obligations of the Vendor under the Transferred Contracts, the Permitted Encumbrances, in respect of the Real Property Leases, any purchase orders outstanding as of the Effective Date and in respect of the Transferred Employees, but in each case only to the extent due subsequent to the Effective Date, and, for greater certainty, not including any of the liabilities and obligations of the Vendor accrued due on or prior to the Effective Date regardless of any time for payment (even where payment of the liability or obligation is not required to be made until after the Effective Date);

“Auditor” means Deloitte & Touche LLP, Chartered Accountants;

“Balance Sheet” means the balance sheets of the Businesses, each dated as at January 29, 2000, forming part of the Financial Statements;

“Benefit Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, registered or unregistered which the Vendor is a party to or bound by or under which the Vendor has, or will have, any liability or contingent liability, relating to:

(a)	Pension Plans;
(b)	Insurance Plans; or

(c)	Compensation Plans;

with respect to any of its Employees or former Employees (or any dependants or beneficiaries of any such Employees or former Employees), individuals working on contract with the Vendor or other individuals providing services to it of a kind normally provided by employees or eligible dependants of such person;

“Bonuses” means the amounts, if any, that become due and owing to Transferred Employees for the fiscal year ending February 3, 2001 pursuant to the terms of the bonus plans described in Schedule 1.1(a);

“Books and Records” means all books and records of the Vendor, relating to the Businesses or the Purchased Assets, including financial, corporate, operations and sales books, records, books of account, sales and purchase records, lists of suppliers and customers, formulae, business reports, plans and projections and all other documents, surveys, build plans, drawings, store designs, plans, files, records, correspondence, and other data and information, financial or otherwise including all data and information stored on computer-related or other electronic media;

“Businesses” has the meaning given to it in the first recital of this Agreement;

“Business Day” means a day, other than a Saturday or Sunday, on which the principal commercial banks in the City of Toronto are open for business during normal banking hours;

“Cash” means cash, bank balances, moneys in possession of banks and other depositories, term or time deposits and similar cash items of, owned or held by or for the account of the Vendor;

“Claims” means any claim, demand, action, cause of action, damage, loss, costs, penalty, assessment, charge, liability or expense, including reasonable professional fees and all costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

“Closing” means the completion of the sale to and purchase by the Purchaser of the Purchased Assets under this Agreement;

“Closing Date” means the first Business Day after the date of the special meeting of shareholders of the Vendor called to approve the transactions contemplated by this Agreement provided that, if Competition Act Approval shall not have been obtained by such date, the Closing Date shall be the third Business Day following receipt of Competition Act Approval, but not in any event later than November 30, 2000, or such other date as the Parties may agree in writing as the date upon which the Closing shall take place;

“Closing Time” means 9:00 o’clock a.m. in the City of Toronto, on the Closing Date or such other time on such date as the Parties may agree in writing as the time at which the Closing shall take place;

“Compensation Plans” means any and all employment benefits relating to bonus, incentive pay or compensation, performance compensation, deferred compensation, profit sharing or deferred profit sharing, share purchase, share option, stock appreciation, phantom stock, vacation or vacation pay, sick pay, severance or termination pay, employee loans or separation from service benefits, or any other type of arrangement providing for compensation or benefits;

“Competition Act Approval” means (a) the issuance of an advance ruling certificate (“ARC”) pursuant to section 102 of the Competition Act (Canada) (the “Competition Act”) by the Commissioner of Competition appointed under the Competition Act (the “Commissioner”) to the effect that he is satisfied that he would not have sufficient grounds upon which to apply to the Competition Tribunal for an order under section 92 of the Competition Act with respect to the transactions contemplated by this Agreement; or (b) the waiver by the Commissioner under section 113(c) of the Competition Act of the obligation to notify the Commissioner because substantially similar information was previously supplied in relation to a request for an ARC, or that the waiting period under section 123 of the Competition Act shall have expired and (i) the Purchaser shall have been advised in writing by the Commissioner that the Commissioner has determined not to make an application for an order under section 92 of the Competition Act in respect of the transactions contemplated by this Agreement and that any terms and conditions attached to any such advice shall be acceptable to the Purchaser, it being agreed that the Commissioner’s right to challenge the transaction at any time within three years following completion of the Transaction shall in any event be acceptable to the Purchaser; and (ii) the Commissioner shall not have made an application for an order under section 100 of the Competition Act in respect of the transactions contemplated by this Agreement (or if made, that such order shall have been rescinded on terms and conditions acceptable to the Purchaser);

“Contracts” means all contracts, licences, leases (excluding the Real Property Leases), agreements, commitments, entitlements and engagements of the Vendor, whether oral or written, relating to the Businesses or the Purchased Assets and including all quotations, orders or tenders for contracts which remain open for acceptance and any manufacturers’ or suppliers’ warranty, guarantee or commitment (express or implied);

“Current Liabilities” means Accounts Payable and Accrued Liabilities;

“Damaged Merchandise” means any item of Merchandise that is damaged, defective or otherwise not saleable in the ordinary course;

“Effective Date” means the 28th day of October, 2000 at the close of business, or such other date and time as the Parties may agree in writing;

“Effective Date Balance Sheet” means the statement of assets (other than the Excluded Assets) and liabilities of the Businesses as at the Effectiv e Date, showing all of the Purchased Assets and the Current Liabilities, prepared by the Vendor in accordance with Section 3.4 and shall also include an audit report of Ernst & Young LLP to the effect that the Effective Date Balance Sheet has been prepared in accordance with generally accepted accounting principles applied on a basis consistent with those used in the Financial Statements and presents fairly in all material respects the Purchased Assets and the Current Liabilities as at the Effective Date;

“Employees” means all full-time, part-time or temporary persons employed or retained (including any independent or dependent contractors) by the Vendor in connection with the Businesses and any such persons employed or retained (including any independent or dependent contractors) by the Vendor in connection with information technology services who are listed in Schedule 9.5, including for greater certainty, any such persons who are on long term disability leave or other absence;

“Employment Contracts” means any contract or commitment, whether oral or written, relating to Employees and including any other communication or practice which imposes any obligations on the Vendor with respect to any of the Employees;

“Encumbrances” means any pledge, lien, charge, security interest, lease, title retention agreement, mortgage, restriction, development or similar agreement, easement, right-of-way, title defect, option or adverse claim or encumbrance of any kind or character whatsoever;

“Environment” means the environment or natural environment as defined in any Environmental Law and includes air, surface, water, ground water, land surface, soil, subsurface strata, a sewer system and the environment in the workplace;

“Environmental Approvals” means all permits, certificates, licences, authorizations, consents, instructions or directions, in each case, having the force of Law, registrations or approvals issued or required by Governmental Authorities pursuant to Environmental Laws with respect to the operation of the Businesses or pertaining to the Purchased Assets;

“Environmental Laws” means all Laws relating in full or in part to the protection of the Environment, and employee or public health or safety, and includes those Laws relating to the storage, generation, use, handling, manufacture, processing, labelling, advertising, sale, display, logistics, treatment, Release and disposal of Hazardous Substances;

“Equipment Contracts” means all motor vehicle leases, equipment leases, conditional sales contracts, title retention agreements and other similar agreements binding upon the Vendor relating to equipment and vehicles used by the Vendor in connection with the Businesses;

“Escrow Agreement” means the escrow agreement among the Purchaser, the Vendor and a major financial institution in such form as may be acceptable to the Purchaser and the Vendor providing for the escrow of a portion of the Purchase Price and for the release of the Escrow Amount as contemplated in Section 3.5;

“Escrow Amount” means the amount outstanding from time to time and subject to escrow in the escrow account established pursuant to subsection 3.2(b);

“Excluded Assets” means:

(a)	Cash, other than the cash float and petty cash at the head offices of the Businesses and in each of the Stores (consisting of not less than $400 per Store) and cash generated by the Businesses after the Effective Date;

(b)	all shares, notes, bonds, debentures or other securities of or issued by corporations or other persons and all certificates or other evidences of ownership thereof owned or held by or for the account of the Vendor;

(c)	the corporate, financial, taxation and other records of the Vendor not pertaining exclusively or primarily to the Businesses;

(d)	all extra-provincial, sales, excise or other licences or registrations issued to or held by the Vendor, whether in respect of the Businesses or otherwise unless same are capable of being transferred to the Purchaser;

(e)	all computer and communications equipment which is listed in Schedule 1.1(b) and any other computer and communications equipment of the Vendor used principally in the Other Divisions;

(f)	refundable Taxes in respect of any period ending before the Effective Date;

(g)	the Benefit Plans;

(h)	all Contracts relating to the foregoing and the Contracts listed in Schedule 1.1(b);

(i)	accounts receivable from the Other Divisions; and

(j)	any rights in respect of the name and trade-mark “Braemar”, subject to the grant by the Vendor to the Purchaser of the royalty free license referenced in Section 7.18;

“Financial Statements” means the unaudited financial statements of the Businesses for the fiscal year ended January 29, 2000 consisting of balance sheets and the statements of earnings and retained earnings and changes in cash flow, copies of which are annexed as Schedule 4.8(a);

“Fixed Assets” means the fixed assets, fixtures, displays, improvements to real property, furniture, furnishings, equipment, cash drawers, cash registers, point of sale terminals, telephones, computer hardware and software, communications equipment, machinery, vehicles, material handling equipment, implements, parts, tools, jigs, discs, molds, patterns and tooling, spare parts owned or used or held by the Vendor in connection with the Businesses or which are located on the Real Property, including any which are in storage, or in transit, and other tangible property and facilities used in the Businesses whether located in or on the premises of the Vendor or elsewhere, including the assets listed and described in Schedule 4.13;

“Goodwill” means the goodwill of the Businesses, and information and documents relevant thereto including lists of customer and suppliers, credit information, research materials, research and development files and the exclusive right of the Purchaser to represent itself as carrying on the Businesses in succession to the Vendor and to all of the Vendor’s rights in respect of the names “Thriftys”, “Bluenotes”, “XX XY”, “National Logistics Services” and any variations of such names;

“Governmental Authorities” means any government, regulatory authority, governmental department, bureau, agency, commission, board, tribunal, crown corporation, or court or other law, rule or regulation-making entity having or purporting to have jurisdiction on behalf of any nation, or province or state or other subdivision thereof or any municipality, district or other subdivision thereof;

“Governmental Authorizations” means all authorizations, approvals, including Environmental Approvals, orders, consents, directives, notices, licences, permits, variances, registrations or similar rights issued to or required by the Vendor in connection with the Businesses or any of the Purchased Assets by any Governmental Authorities;

“GST” means the tax imposed under Part IX of the Excise Tax Act (Canada), as amended or re-enacted from time to time, and similar provincial value added and harmonized sales taxes;

“Hazardous Substance” means any pollutant, contaminant, waste of any nature, hazardous substance, hazardous material, toxic substance, dangerous substance or dangerous good as defined, judicially interpreted or identified in any Environmental Law including any asbestos or asbestos containing materials;

“Head Office” means the real property municipally known as 637 Lakeshore Boulevard, Toronto, Ontario;

"Head Office Lease” has the meaning given in subsection 9.18(a);

“Indemnity Entitlement” means, as of any date, the amount, if any, for which the Purchaser is entitled to indemnification pursuant to Article 10;

“Insurance Plans” means any and all employment benefits relating to disability or wage continuation during period of absence from work (including short term disability, long term disability and workers compensation), hospitalization, health, medical or dental treatments or expenses, life insurance, death or survivor’s benefits and supplementary employment insurance, in each case regardless of whether or not such benefits are insured or self-insured;

“Intellectual Property” means all patents, copyrights, registered and unregistered trademarks, trade-names, logos, commercial symbols, industrial designs, circuit topographies (including applications for all of the foregoing and renewals, Businesses, extensions and reissues, where applicable, relating thereto), inventions, licences, trade secrets, patterns, drawings, computer software, formulae, technical information, research data, concepts, methods, procedures, designs, know-how, domain names, web sites, trade names and all other intellectual property relating to the Businesses or the Purchased Assets;

“Interim Financial Statements” means the unaudited interim financial statements of the Businesses for the six months ended July 29, 2000 consisting of balance sheets and the statements of earnings and retained earnings and changes in cash flow, copies of which are annexed as Schedule 4.8(b);

“Inventory Date” means the dates of the Inventory Taking as the Purchaser and the Vendor may agree;

“Inventory Taking” has the meaning given in Section 3.3;

“Laws” means all applicable laws, by-laws, rules, regulations, orders, ordinances, protocols, codes, guidelines, tax treaties, policies, notices, directions and judgements or other requirements of any Governmental Authority;

“Layaway, Repair, and Special Order Merchandise” means all items of Merchandise held at the Stores on layaway or for repair, or c ustomer-specific special orders for goods, in each case pursuant to binding agreements, invoices or other legal documentation, where (i) title has not passed to the customer (i.e. not including Merchandise held for alteration), (ii) the documentation is clear as to the name, address, telephone number, date of last payment and balance due from the customer, and (iii) the goods subject to layaway, repair or special order are properly identified, segregated, and in a condition as described in the documentation;

“Leased Real Property” means all premises used by the Vendor in the conduct of the Businesses which are leased, subleased, licensed or otherwise occupied by the Vendor and includes the Stores and the Other Property, and the interest of the Vendor, if any, in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situate on or forming part of each such premises, as more particularly described in Schedule 4.23 hereto;

“Material Contract” means any Contract other than a Contract of employment (i) involving aggregate payments to or by the Vendor in excess of $100,000, (ii) involving rights or obligations that may reasonably extend beyond one year, (iii) which is outside the ordinary course of business, (iv) which does not or cannot be terminated without penalty on less than one month notice or (v) which is a software or technology license relating to the Businesses;

“Merchandise” shall mean all finished goods inventory of the Businesses that is owned by Vendor, wheresoever situate, including, (A) Damaged Merchandise, (B) RTV Merchandise; (C) Layaway, Repair and Special Order Merchandise; and (D) On Order Merchandise. Notwithstanding the foregoing, “Merchandise” shall not include: (1) goods which belong to sublessees, licensees or concessionaires of Vendor; and (2) goods held by Vendor on memo, on consignment, or as bailee;

“NLS Division” means the National Logistic Services division of the Vendor;

“NLS Facility” means the NLS facility located at 3105 Dixie Road in Mississauga, Ontario, and which is more specifically described in Schedule 4.22;

“Notice” shall have the meaning given in Section 11.3;

“Occupational Health and Safety Laws” means all Laws relating in full or in part to the protection of worker or employee health and safety;

“On Order Merchandise” means first-quality, in season (e.g. fall/winter 2000-2001) or next season goods which are not located at a Store or the NLS Facility on the Inventory Date but have been ordered in the ordinary course of business as part of Vendor’s standard buying programme for 2000 and 2001 and paid for prior to the Effective Date or recorded as Accounts Payable as of the Effective Date;

“Other Divisions” means the Bi-Way, Fairweather and Labels divisions of the Vendor and the Dylex Corporate Head Office;

“Other Inventories” means all inventories of every kind and nature (other than Merchandise) and wheresoever situate owned by the Vendor and pertaining to the Businesses including all inventories of raw materials, work-in-progress, finished goods and by-products, spare parts, operating supplies and packaging materials of or pertaining to the Businesses;

“Other Leases” means those Real Property Leases which are not Store Leases, as more particularly set forth in Part (b) of Schedule 4.23 hereto;

“Other Property” means those properties leased under the Other Leases;

“Owned Real Property” means the real property located at 3105 Dixie Road in Mississauga, Ontario and the Vendor’s interest in all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situate on or forming part of such lands;

“Parties” means the Vendor and the Purchaser collectively, and “Party” means any one of them;

“Pension Plans” means any and all benefits relating to retirement or retirement savings including, without limitation, pension plans, pensions or supplemental pensions, registered retirement savings plans, “registered pension plans” (as defined in the Income Tax Act (Canada)) and “retirement compensation arrangements” (as defined in the Income Tax Act (Canada));

“Permitted Encumbrances” means the Encumbrances listed in Schedule 4.6;

“Person” means any individual, sole proprietorship, partnership, unincorporated association, unincorporated syndicate, unincorporated organization, trust, body corporate, Governmental Authority, and a natural person in such person’s capacity as trustee, executor, administrator or other legal representative;

“Prepaid Expenses and Deposits” means all amounts prepaid in connection with the Businesses or the Purchased Assets to the extent assignable, including taxes, business taxes, rents, insurance and telephone, but excluding income or other taxes which are personal to the Vendor and any amounts paid in respect of the Pension Plans or Benefit Plans and all deposits with any public utility or any Governmental Authority;

“Primary Lender” means General Electric Capital Canada Inc., the principal lender to the Vendor;

“Purchase Price” has the meaning given in Section 3.1;

“Purchased Assets” means all of the Vendor’s right, title and interest in, to and under the assets, property and undertaking, other than the Excluded Assets, owned or used or held by Vendor for use in, or in respect of the operation of, the Businesses, including, without limitation, the following properties, assets and rights:

(i)	the cash float and petty cash at the head offices of the Businesses and in each of the Stores (consisting of $400 per Store) and cash generated by the Businesses after the Effective Date;

(ii)	the Owned Real Property;

(iii)	the Real Property Leases excluding the Head Office Lease;

(iv)	the Transferred Contracts;

(v)	all the computer and communications equipment of the Vendor which is listed in Schedule 1.1(c) and any other computer and communications equipment of the Vendor used principally in the Businesses;

(vi)	the Merchandise;

(vii)	the Other Inventories;

(viii)	the transport truck trailers owned by the Vendor and used in connection with the warehousing and logistics business of the NLS division of the Vendor;

(ix)	the Fixed Assets;

the Goodwill;

(x)	Prepaid Expenses and Deposits;

(xi)	the Accounts Receivable, including any refunds in respect of reassessments for Taxes pertaining to the Businesses or the Purchased Assets paid prior to Closing;

the Intellectual Property;

(xii)	the Books and Records;

(xiii)	the Government Authorizations; and

(xiv)	all other rights, properties and assets (other than any Excluded Assets) of the Vendor used or useful in the Businesses, of whatsoever nature or kind and wherever situated;

“Real Property” means collectively, the Owned Real Property and the Leased Real Property;

“Real Property Leases” means those agreements to lease, leases, subleases or licences or other occupancy rights pursuant to which the Vendor uses or occupies any part of the Leased Real Property, including all amendments and supplements thereto, all as more particularly set forth in Schedule 4.23 hereto, and including for greater certainty the Store Leases and the Other Leases;

“Release” has the meaning prescribed in any Environmental Law and includes any release, spill, leak, pumping, pouring, emission, emptying, discharge, injection, escape, leaching, disposal, dumping, deposit, spraying, burial, abandonment, incineration, seepage, or placement;

“Relevant Space” has the meaning given in subsection 9.18(b);

“Remedial Order” means any administrative complaint, direction, order or sanction issued, filed or imposed by any Governmental Authority pursuant to any Environmental Laws and includes any order of any such Governmental Authority requiring any remediation or clean-up of any Hazardous Substance, or requiring that any Release or any other activity be reduced, modified or eliminated;

“RTV Merchandise” means Merchandise that will be returned to a supplier for value and which is segregated at the NLS Facility and specifically identified as such during the Inventory Taking.

“Store Leases” means those agreements to lease, leases, subleases or licences or other occupancy rights pursuant to which the Vendor uses or occupies any part of the Stores, as more particularly set forth in Part (a) of Schedule 4.23 hereto;

“Stores” means the Leased Real Property locations where the Vendor operates a “Thriftys”, “Bluenotes”, “Braemar”, “Braemar Petites” or “ XX XY” store and “Store” shall mean any one of them;

“Tax Returns” includes all returns, reports, declarations, elections, notices, filings, information returns and statements filed or required to be filed in respect of Taxes;

“Taxes” includes all taxes, duties, fees, premiums, assessments, imposts, levies and other charges of any kind whatsoever imposed by any Governmental Authority, together with all interest, penalties, fines, additions to tax or other additional amounts imposed in respect thereof, including those levied on, or measured by, or referred to as income, gross receipts, profits, capital, transfer, land transfer, realty, sales, GST, consumption, use, excise, stamp, withholding, business, franchising, property, payroll, employment, health, employer health, social services, education and social security taxes, all surtaxes, all customs duties and import and export taxes, all license, franchise and registration fees and all unemployment insurance, health insurance and Canada, Quebec and other government pension plan premiums or contributions;

“Transferred Contracts” means those Contracts, including Equipment Contracts (but not including Real Property Leases), listed on Schedule 1.1(d) which are to be transferred to the Purchaser; and

“Transferred Employees” shall have the meaning given in Section 9.5.

1.2 Certain Rules of Interpretation

In this Agreement and the Schedules:

(a)	Time - time is of the essence in the performance of the Parties’ respective obligations;

(b)	Currency - unless otherwise specified, all references to money amounts are to Canadian currency;

(c)	Headings - descriptive headings of Articles and Sections are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections;

(d)	Singular, etc. - use of words in the singular or plural, or with a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such person or persons or circumstances as the context otherwise permits;

(e)	Consent - whenever a provision of this Agreement requires an approval or consent by a Party to this Agreement and notification of such approval or consent is not delivered within the applicable time limited, then, unless otherwise specified, the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent;

(f)	Calculation of Time - unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends and by extending the period to the next Business Day following if the last day of the period is not a Business Day;

(g)	Business Day - whenever any payment is to be made or action to be taken under this Agreement is required to be made or taken on a day other than a Business Day, such payment shall be made or action taken on the next Business Day following such day;

(h)	Inclusion - where the words “including” or “includes” appear in this Agreement, they mean “including (or includes) without limitation”.

1.3 Knowledge

Any reference to the knowledge of the Vendor shall mean the actual knowledge, information and belief of William Anderson, Robert Poile, Mickey Maklin, Philippe Vanier, David Beilles, Ian Young, Graham Canning, Paul Mason or Suzanne LaPerle.

1.4 Entire Agreement

This Agreement together with the agreements and other documents to be delivered pursuant to this Agreement, constitute the entire agreement between the Parties pertaining to the subject matter of this Agreement and supersede all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties including the letter of intent dated August 23, 2000 and the confidentiality agreement dated May 19, 2000, and there are no warranties, representations or other agreements between the Parties in connection with the subject matter of this Agreement except as specifically set forth in this Agreement and any document delivered pursuant to this Agreement. No supplement, modification or waiver or termination of this Agreement shall be binding unless executed in writing by the Party to be bound thereby.

1.5 Applicable Law

This Agreement shall be construed in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and shall be treated, in all respects, as an Ontario contract.

1.6 Accounting Principles

Except as otherwise specified, all reference to generally accepted accounting principles means to generally accepted accounting principles in Canada and all accounting terms not otherwise defined in this Agreement have the meanings assigned to them in accordance with Canadian generally accepted accounting principles.

1.7 Schedules

The schedules to this Agreement, as listed below, are an integral part of this Agreement:

Schedule	Description

Schedule 1.1(a)	Bonuses
Schedule 1.1(b)	Excluded Assets
Schedule 1.1(c)	Transferred Computer Equipment
Schedule 1.1(d)	Transferred Contracts
Schedule 3.2	Escrow
Schedule 3.3	Inventory Taking Procedures
Schedule 3.8	Allocation of Purchase Price
Schedule 4.6	Permitted Encumbrances
Schedule 4.8(a)	Financial Statements
Schedule 4.8(b)	Interim Financial Statements
Schedule 4.9	Undisclosed Liabilities
Schedule 4.13	Fixed Assets
Schedule 4.14	Purchase Orders and Merchandise Commitments
Schedule 4.18	Governmental Authorizations
Schedule 4.20	Intellectual Property
Schedule 4.21	Equipment Contracts
Schedule 4.22	Owned Real Property
Schedule 4.23	Leased Real Property
Schedule 4.24	Environmental Matters
Schedule 4.26 Part (a)	Employee Matters
Schedule 4 26 Part (b)	Employment Contracts
Schedule 4.28	Benefit Plans
Schedule 4.29	Insurance
Schedule 4.30	Material Contracts
Schedule 4.32	Litigation
Schedule 4.36	Pricing and Promotions
Schedule 4.37	Third-Party Consents
Schedule 4.38	Location of the Assets

Schedule 7.12	Non-Competition Agreement
Schedule 9.5	Information Technology Employees
Schedule 9.22	Combined Premises

     ARTICLE 2 PURCHASE AND SALE

2.1 Action by Vendor and Purchaser

At the Closing Time but with effect as of and from the Effective Date:

(a)	Purchase and Sale of Purchased Assets - the Vendor shall sell, and the Purchaser shall purchase, the Purchased Assets for the Purchase Price payable as provided in this Agreement and the Vendor shall cause 354272 Ontario Ltd. to convey its license (subject to the requirements of the Ontario Ministry of Transportation) as listed in Schedule 4.18 to the Purchaser for $1;

(b)	Assumption of Assumed Liabilities - the Purchaser shall assume the Assumed Liabilities and responsibility with respect to the payment of Bonuses;

(c)	Payment of Purchase Price - the Purchaser shall pay to the Vendor the Purchase Price as provided in Section 3.2 and shall pay to 354272 Ontario Ltd. $1 as contemplated in subsection 2.1(a);

(d)	Letter of Credit - the Vendor shall provide the Purchaser with the letter of credit in the amount of $3 million to be outstanding for one year or such longer period as may be necessary to determine any claim for indemnification as partial security for any Claims for which it is entitled to indemnification pursuant to Article 10; and

(e)	Transfer and Delivery of Purchased Assets – each of the Parties shall execute and deliver to the other all such bills of sale, assignments, instruments of transfer, deeds, assurances, consents and other documents as shall be necessary to effectively transfer to the Purchaser all the Vendor’s right, title and interest in, to and under, or in respect of, the Purchased Assets and for the Purchaser to assume the Assumed Liabilities; the Vendor shall deliver up to the Purchaser possession of the tangible Purchased Assets, free and clear of all Encumbrances (other than Permitted Encumbrances).

2.2 Place of Closing

The Closing shall take place at the Closing Time at the offices of Goodman Phillips & Vineberg located at 250 Yonge Street, Suite 2400, Toronto, Canada, or at such other place as may be agreed upon by the Vendor and the Purchaser.

2.3 Tender

Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money may be tendered by official bank draft drawn upon a Canadian chartered bank or by negotiable cheque payable in Canadian funds and certified by a Canadian chartered bank or trust company or, with the consent of the Party entitled to payment, by wire transfer of immediately available funds to the account specified by that Party.

2.4 No Assumption of Liabilities

For greater certainty, the Purchaser is not assuming and shall not be responsible for any of the liabilities, debts or obligations of the Vendor, whether present or future, absolute or contingent and whether or not relating to the Businesses, other than the Assumed Liabilities. The Vendor shall be solely responsible for the timely satisfaction, payment or discharge of all Current Liabilities, other than the Bonuses which shall be paid by the Purchaser.

2.5 Assignment of Contracts

Nothing in this Agreement shall be construed as an assignment of, or an attempt to assign to the Purchaser, any Transferred Contract, any Real Property Leases or Governmental Authorization

which, as a matter of law or by its terms, is (i) not assignable, or (ii) not assignable without the approval or consent of the issuer thereof or the other party or parties thereto, without first obtaining such approval or consent (collectively “Non-Assignable Rights”). In connection with such Non-Assignable Rights, and without prejudice to the rights of the Purchaser under Section 7.6, the Vendor shall:

(a)	co-operate with Purchaser and use all reasonable efforts to obtain all consents or approvals contemplated by the Transferred Contracts or Governmental Authorizations, in a form satisfactory to each of the Purchaser and the Vendor acting reasonably; provided that such consent or approval need not release the Vendor from liability under the relevant Transferred Contract or Governmental Authorization and nothing herein shall require the Vendor to make any payment to any other party in order to obtain such consent or approval other than those payments required under the terms and conditions of the Transferred Contracts, Real Property Leases and Governmental Authorizations;

(b)	co-operate with the Purchaser in any reasonable and lawful arrangements designed to provide the benefits of such Non-Assignable Rights to the Purchaser, including holding any such Non-Assignable Rights in trust for the Purchaser or acting as agent for the Purchaser. Effective upon Closing, the Vendor hereby irrevocably appoints any officer of the Purchaser as its attorney-in-fact with power to take all steps and sign all documents or instruments and act in the name and stead of the Vendor with respect to such Non-Assignable Rights, provided that the Purchaser shall not commit the Vendor to incur any cost, expense or liability in addition to its existing obligations under the existing terms and conditions of the Transferred Contracts, Real Property Leases and Governmental Authorizations as a result thereof. Such appointment and power of attorney, being coupled with an interest, shall not be revoked by the insolvency or bankruptcy of the Vendor and the Vendor hereby ratifies and confirms and shall ratify and confirm all that may be done by virtue of such appointment and power;

(c)	enforce any rights of the Vendor arising from such Non-Assignable Rights against the issuer thereof or the other party or parties thereto, provided that nothing herein shall require the Vendor to make any payments to third parties other than those payments required to obtain a consent or approval for the assignment to the Purchaser of the Transferred Contracts, Real Property Leases and Governmental Authorizations in accordance with their terms and conditions;

(d)	take all such actions and do, or cause to be done, all such things at the request of the Purchaser as shall reasonably be necessary and proper in order that the Purchaser may perform the obligations of the Vendor under such Transferred Contract or Governmental Authorization and to ensure that the value of any Non-Assignable Rights shall be preserved and shall enure to the benefit of the Purchaser, provided that nothing herein shall require the Vendor to make any payments to third parties other than those payments required to obtain a consent or approval for the assignment to the Purchaser of the Transferred Contracts, Real Property Leases and Governmental Authorizations in accordance with their terms and conditions; and

(e)	pay over to the Purchaser, all monies collected by or paid to the Vendor in respect of such Non-Assignable Rights to the extent same relate to any period from and after the Effective Date.

If the Vendor is unable to lawfully provide the benefit of any Governmental Authorization to the Purchaser, it shall not, at any time, use such Governmental Authorization for its own purposes or assign or provide the benefit of such Governmental Authorization to any other party.

     ARTICLE 3
PURCHASE PRICE

3.1 Purchase Price

The amount payable by the Purchaser for the Purchased Assets shall, subject to any adjustments required by Sections 3.4, 3.6, 3.10 and 3.11 and exclusive of all applicable GST, sales and transfer taxes, be the amount of $110 million (the “Purchase Price”).

3.2 Satisfaction of Purchase Price

The Purchaser shall pay and satisfy the Purchase Price, subject to adjustments required by Sections 3.4, 3.6, 3.10 and 3.11 as follows:

(a)	as to an amount equal to the aggregate of:

(i)	the estimated aggregate amount of Accounts Payable that will be outstanding as at the Closing Date after deducting therefrom a reasonable estimate of the amount (if any) by which the Purchase Price is to be increased pursuant to subsection 3.4(e), all as set out on the certificate of the Vendor referenced in Section 3.9 (the “Accounts Payable Pool”);

(ii)	an amount to be escrowed in respect of any Store Leases in respect of which the Vendor was unable to obtain prior to Closing all required consents to assignment of landlords and lessors in the form contemplated in subsection 7.6(a), such amount to be equal to $40 million multiplied by the fraction of which the numerator is the aggregate number of months remaining in the term as at the Closing Date (which for greater certainty excludes renewal and extension rights) for all Store Leases for which consents were required but were not obtained (except those contemplated in subsection 7.6(a)) and the denominator of which is the aggregate number of months remaining in the term as at the Closing Date (which for greater certainty excludes renewal and extension rights) for all Store Leases; and

(iii)	$3 million.

by payment into an escrow account at a major financial institution of such aggregate amount pursuant to the Escrow Agreement; and

(b)	as to an amount equal to the difference between $110 million and the aggregate amount determined pursuant to subsection 3.2(a), plus or minus any adjustments required by Sections 3.4, 3.10 or 3.11, to the extent that same are known at Closing, by payment by wire transfer at Closing to an account designated by the Vendor in writing.

3.3 Inventory Taking

(a)	The Vendor and Purchaser shall cause to be taken an “SKU” inventory of the Merchandise (the “Inventory Taking”) on the Inventory Date. Vendor and Purchaser shall jointly employ RGIS Inventory Service, Western Inventory Service or another mutually acceptable inventory taking service to conduct the Inventory Taking. The costs and fees of the inventory taking service shall be shared equally by the Vendor and the Purchaser. Except as provided in the immediately preceding sentence, Vendor and Purchaser shall bear their respective costs and expenses relative to the Inventory Taking. Vendor and Purchaser shall each be entitled to designate a select number of Store locations where representatives may be present during the Inventory Taking, and shall each have the right to review and verify the listing and tabulation of the inventory taking service. Unless otherwise agreed by the Parties in writing, during the conduct of the Inventory Taking at each Store, such Store shall be closed to the public and no sales or other transactions shall be conducted therefrom. The procedures to be used in the conduct of the Inventory Taking and its verification are set forth on Schedule 3.3 to this Agreement.

(b)	At no time will the Vendor have increased the price of Merchandise in its stock ledger. During the week of October 23, 2000, the Vendor will update its pricing for Merchandise in its Braemar division in its stock ledger to reflect the lowest selling price up to and including the Effective Date for each SKU of Merchandise. The Purchaser shall have the right to audit and review for accuracy and reasonableness the updated stock ledger. In order to facilitate the review, the Vendor agrees to make its SKU data files, including cost, retail, UPC to SKU cross-reference, historical marketing, pricing and promotion policies, and merchandising rollup data, and related computer hardware and software available to Purchaser.

(c)	Based on the physical count results of the Inventory Taking rolled forward to the Effective Date, the Merchandise will be included on the Effective Date Balance Sheet in accordance with generally accepted accounting principles, including a mark-down reserve for the Merchandise of the Vendor’s Thrifty’s division in an amount agreed to by the Parties (if the Parties cannot so agree, the amount shall be determined in accordance with the procedures set out in Section 3.6, mutatis mutandis) and no mark down reserve for the Merchandise of the Vendor’s Braemar division, and making appropriate provisions for (whether or not in accordance with generally accepted accounting principles): (A) Damaged Merchandise, which is valued at zero; (B) RTV Merchandise, which is valued at zero, unless the parties are able to agree on an estimated realizable value based on the amount reasonably expected to be paid by the applicable supplier in respect thereof; and (C) including a shrink reserve for the interim period between the actual physical counts in the Inventory Taking and the Effective Date equal to the shrink percentage resulting from the Inventory Taking.

3.4 Audit and Adjustments

(a)	The Vendor will prepare the Effective Date Balance Sheet in accordance with Canadian generally accepted accounting principles, applied on a basis consistent with the preparation of the Financial Statements.

(b)	For purposes of the Effective Date Balance Sheet: (A) assets, liabilities, gains, losses, revenues, and expenses in interim periods or as of dates other than year end (which normally are determined through the application of so-called interim accounting conventions or procedures) will be determined through full application of the procedures used in preparing the Balance Sheet applied on a basis consistent with the preparation of the Financial Statements; (B) Prepaid Expenses and Deposits shall be reduced to the value realizable by the Purchaser; and (C) Merchandise will be valued as set forth in Section 3.3.

(c)	Ernst & Young LLP at the cost of the Purchaser shall perform an audit of the Effective Date Balance Sheet and prepare and deliver to the Purchaser and the Vendor their report thereon within 60 days following the Closing Date.

(d)	The Purchaser and the Vendor will make available to each other the books, records, and employees of each other, and to their respective accountants and other representatives, at reasonable times and upon reasonable notice, for inspection and copying, as the same may be necessary for the preparation by the Vendor of the Effective Date Balance sheet, the preparation by Ernst & Young LLP’s of its report thereof and the Purchaser’s review of the Effective Date Balance Sheet, and the resolution of any objections thereto. The Vendor will make available to the Purchaser and their respective representatives the work papers and back-up materials used in preparing the Effective Date Balance Sheet as reasonably requested.

(e)	The Purchase Price payable to the Vendor for the Purchased Assets will be decreased (or increased) dollar-for-dollar by the amount, if any, by which the book value of the Purchased Assets as of the Effective Date as reflected on the Effective Date Balance Sheet is less than (or greater than) $66,598,000.

3.5 Payment of Escrow Amount

The escrow agreement referenced in subsection 3.2(a) will provide for the release of the Escrow Amount as follows:

(a)	Each week upon presentation of the paid invoice, bill or other evidence of payment as may be specified in the Escrow Agreement of any of the Accounts Payable that were outstanding as at the Closing Date, each of the Vendor and the Purchaser shall cause 100% of the amount of such payment to be released from the Accounts Payable Pool and paid forthwith to the Vendor;

(b)	Within one Business Day following the end of each calendar month, the Vendor and the Purchaser shall each sign a certificate specifying (i) whether any required landlord consents to assignment for any Store Leases for which not all such consents were obtained prior to Closing have been obtained, and identifying such consents, and (ii) whether any Store Leases have been terminated by the landlord as a result of the failure to obtain a consent to assignment thereof to the Purchaser which includes the matters addressed in Subsection 7.6(a). Reference is made to Schedule 3.2 which contains the number of months remaining with respect to each of the Store Leases as at the date of this Agreement. The Escrow Agreement will provide for releases to the Vendor as each month elapses based on the aggregate number of months remaining in the term as at the end of the month (which for greater certainty excludes renewal and extension rights) for all Store Leases for which consents have still not been obtained to the aggregate number of months remaining in the term as at the Closing Date (which for greater certainty excludes renewal and extension rights) for all Store Leases. If the consent is thereafter obtained, the Purchaser makes alternative arrangements with the landlord and/or the relevant Store Lease has been terminated for any reason other than the failure to obtain the landlord’s consent as described above, the Escrow Agreement will provide for a release to the Vendor of the amount escrowed with respect to the applicable Store Lease. A termination of the Store Lease prior to the end of its term which results from such consent not having been obtained, will result in a payment to the Purchaser on a similar basis.

(c)	In the event that based on the Effective Date Balance Sheet the Purchase Price is to be increased, the amount of $3 million (the “Audit Pool”) shall be released from escrow and paid to the Vendor 31 days after the delivery of the Effective Date Balance Sheet by the Vendor to the Purchaser, unless either Party objects in accordance with Section 3.6. In the event the Purchaser so objects and the Purchaser has asserted that the Purchase Price should be decreased, then the amount of the Audit Pool less the amount claimed by the Purchaser as a reduction in the Purchase Price shall be released to the Vendor and the remainder shall remain in escrow until final determination of the dispute. In the case of any other objection, the entire Audit Pool shall be released to the Vendor. The Purchaser shall pay to the Vendor any amount by which the Purchase Price is to be increased based on the Effective Date Balance Sheet once the amount of such increase has been determined in accordance with this Agreement. In the event that based on the Effective Date Balance Sheet the Purchase Price is to be decreased, then, unless either Party objects in accordance with Section 3.6, the amount by which the Purchase Price is to be reduced shall be released from escrow and returned to the Purchaser and the amount, if any, by which the Audit Pool exceeds the amount by which the Purchase Price is to be reduced shall be released from escrow paid to the Vendor. In the event that either Party so objects, then the amount in dispute shall remain in escrow until the final determination of the dispute. In the event the amount, if any, by which the Purchase Price is to be reduced pursuant to Sections 3.4 and 3.6 exceeds the Audit Pool, the Vendor shall pay the amount of such excess to the Purchaser forthwith; and

(d)	The Purchaser shall be entitled at any time and from time to time during the one year period following the Closing to make a claim against the Letter of Credit referenced in subsection 2.1(d) in satisfaction of any Indemnity Entitlement it may have, and if the amount of the Letter of Credit is insufficient to satisfy all

Indemnity Entitlement, the Vendor shall pay forthwith to the Purchaser by wire transfer any excess Indemnity Entitlement. In the event the Purchaser has within one year following Closing made one or more claims for indemnification pursuant to Article 10 which have not been finally determined then the Letter of Credit will remain outstanding until all such claims have been finally determined or no amount remains outstanding under the Letter of Credit.

3.6 Objection to Effective Date Balance Sheet

(a)	Delivery of Objection Notice - In the event that the Purchaser objects in good faith to any aspect of the Effective Date Balance Sheet or the Vendor objects in good faith to any aspect of the report of Ernst & Young LLP included in the Effective Date Balance Sheet, the Purchaser and/or the Vendor shall so advise the other Party by delivery to the Vendor of a written notice (the “Objection Notice”) within 30 days after the date (the “Delivery Date”) the Effective Date Balance Sheet has been delivered to both of the Parties, failing which the Effective Date Balance Sheet shall be deemed to be final. The Objection Notice shall set out the reasons for the objecting Party’s objection as well as the amount under dispute and reasonable details of the calculation of such amount.

(b)	Agreement of Parties – The Purchaser and the Vendor will use reasonable efforts to resolve all objections. In the event that the Parties agree on a resolution of the dispute set out in the Objection Notice, the Parties shall confirm this resolution in writing and shall thereafter be bound by such resolution.

(c)	Arbitration - In the event that the Parties are unable to settle any dispute with respect to the Effective Date Balance Sheet within 60 days after the Delivery Date to the Parties of the Effective Date Balance Sheet, the dispute shall forthwith, and in any event within 90 days after the Delivery Date, be referred to the accounting firm of KPMG, LLP as arbitrator (the “Arbitrator”). The arbitration shall, except to the extent provided for in this Section, be conducted in Toronto in accordance with the Arbitration Act, 1991 (Ontario). The Purchaser and the Vendor shall cooperate in completing any arbitration as expeditiously as possible and the Arbitrator may hire such experts as may appear to be appropriate. The Parties will deliver all information necessary for the Arbitrator to make its determination. Arbitration under this Section shall be in substitution for and precludes the bringing of any action in any court in connection with any objection made by the Purchaser pursuant to this Section.

(d)	Determination of Arbitrator - The determination of the Arbitrator shall be made within 30 days after the date on which the dispute was referred to it and the determination of the Arbitrator shall be final and binding on all Parties. The Effective Date Balance Sheet and the Purchase Price shall be adjusted in accordance with the determination of the Arbitrator.

(e)	Payment in Accordance with Determination - Within five days after resolution, by agreement of the Parties, of the dispute which was the subject of the Objection Notice or, failing such resolution, within five days after the final determination of the Arbitrator, the portion, if any, of the Escrow Amount which is to be paid pursuant to subsection 3.5(c) shall be paid to the applicable Party or Parties as specified in such subsection and, if applicable an amount shall be released from escrow and, if necessary, the Vendor or the Purchaser shall pay to the other any additional amount necessary, as specified in Section 3.4.

(f)	Fees and Expenses - The Purchaser and the Vendor will share responsibility for the fees and expenses of the Arbitrator as follows: (A) if the Arbitrator resolves all of the objections submitted to it in favour of the Purchaser and agrees with the net book value of the Purchased Assets determined by the Purchaser (the “Low Value”), then the Vendor will be responsible for all of the fees and expenses of the Arbitrator; and (B) if the Arbitrator resolves all of the objections submitted to it in favour of the Vendor and agrees with the net book value of the Purchased Assets determined by the Vendor (the “ High Value”), then the Purchaser will be responsible for all of the fees and expenses of the Arbitrator; and (C) if the Arbitrator resolves some of the objections submitted to it in favour of the

Purchaser and the rest of the objections in favour of the Vendor and does not agree with either the Purchaser’s or the Vendor’s determination of the book value of Purchased Assets (the “Actual Value”), then the Vendor will be responsible for that fraction of the fees and expenses of the Arbitrator equal to (x) the difference between the High Value and the Actual Value over (y) the difference between the High Value and the Low Value, and the Purchaser will be responsible for the remainder of the fees and expenses.

3.7 Post-Closing Interest

All amounts paid as adjustments to the Purchase Price or otherwise paid pursuant to the Escrow Agreement (in either case, a “Payment”) bear interest. To the extent a Payment is made by the release of funds from escrow, the interest thereon shall be a proportionate share of the interest earned on funds in escrow during the period. To the extent a Payment is not made by the release of funds from escrow, the Payment shall include interest thereon calculated monthly from the Closing Date to the date of payment, at the rate per annum equal to the rate quoted by The Toronto-Dominion Bank on the Closing Date as the reference rate of interest it uses for determining interest rates on Canadian dollar commercial loans in Canada and designated as such Bank’s prime rate.

3.8 Allocation of Purchase Price

The Purchase Price shall be allocated in accordance with the provisions of Schedule 3.8 provided that if the Purchase Price shall be adjusted pursuant to Sections 3.4 and 3.6, the amount of adjustment required shall be reasonably allocated to particular assets by the Purchaser. The Vendor and the Purchaser agree to report the purchase and sale of the Purchased Assets in any Tax Returns in accordance with Schedule 3.8.

3.9 Estimated Accounts Payable

Not less than five Business Days prior to Closing, the Vendor will deliver to the Purchaser a certificate signed by the Chief Financial Officer of the Vendor certifying:

(a)	that attached to such certificate is a reasonable estimate of the aggregate amount of Accounts Payable that will be outstanding as at the Closing Date; and

(b)	the reasonable estimate of the Vendor of the amount (if any) by which the Purchase Price is to be increased pursuant to subsection 3.4(e).

3.10 General Adjustments

The Parties shall on Closing and as required thereafter make, without duplicating any of the adjustments made pursuant to Sections 3.4, 3.6 and 3.11, the usual adjustments relating to the Businesses and the Real Property as of the Effective Date.

(a)	Adjustments shall include:

	(i)	Property Taxes etc. All amounts paid or payable with respect to realty taxes, utilities, local improvements and other amounts usually adjusted with respect to the Owned Real Property;

(ii)	Charges Under Leases. All amounts paid, payable or accrued but not yet payable, to or by the Vendor under the Real Property Leases including rental (including base, additional and percentage rental (allocated based on total sales for the applicable lease year)), Taxes (including contributions by lessees to property Taxes), common area maintenance charges, utilities charges, business taxes, merchants’ association and advertising fees and occupancy costs, deposits, prepaid rent and tenant inducements;

(iii)	Adjustments Under Contracts. All amounts paid or payable by, or in the case of amounts such as rebates or royalties, payable to, the Vendor under the Transferred Contracts or Governmental Authorizations assumed by the Purchaser;

(iv)	Gift Certificates. The Purchaser shall honour all valid customer gift certificates for the Businesses outstanding at the Effective Date and shall receive a credit against the Purchase Price equal to 62% of the amount of the certificates for the Braemar select program, 100% of the amount of the gift certificates for the Braemar division of the Vendor and 95.6% of the amount of the gift certificates for the Thrifty’s division of the Vendor.

(v)	Employee Remuneration and Benefits. Wages, commissions, sick pay, vacation pay, earned vacation, flex days, holiday pay, contributions to Benefit Plans and other remuneration and health, welfare or other benefits paid or payable by the Vendor to or in respect of the Transferred Employees (other than the Bonuses);

(vi)	Fuel, Utilities, etc. All fuel, telephone and other utility charges paid or payable by the Vendor in respect of the Purchased Assets;

(vii)	General Adjustments. All other customary adjustments;

(b)	Payment of Adjustments. As provided in this Agreement, the Vendor is responsible for all liabilities and obligations of the Businesses up to and including the Effective Date and the Purchaser is responsible for all Assumed Liabilities. To give effect to such obligations, the Purchaser and Vendor shall, to the extent feasible, make payment at the Closing Time of the clearly identifiable and non-disputed net adjustments, credits or debits required by this Section 3.10. In order to facilitate this accounting the Vendor shall segregate in its books and records all cash and other transactions relating to the Business and the Purchased Assets after the Effective Date from those of its other business operations, and shall permit the Purchaser and its representatives, employees and agents to have full access during normal business hours on reasonable prior notice to all records of the Vendor as may be necessary to allow the Purchaser to reconcile or confirm the Vendor’s accounts as they relate to the Vendor’s conduct of the Businesses and dealings with the Purchased Assets during such period; and

(c)	Dispute Resolution. If the Vendor and Purchaser are unable to agree under this Section as to whether any funds should properly be credited to or debited from the records and accounts of the Businesses, or if they are unable to agree on any other adjustment or matter of accounting which may be proper or appropriate with respect to the operation or conduct of the Business from the Effective Date to the Closing Date, the matter in dispute shall be referred by either party for arbitration in accordance with Section 3.6.

3.11 Cash Receipts and Disbursements During Interim Period

(a)	In the event that the Closing occurs, the amount of the cash receipts and disbursements for the period from the Effective Date to the Closing Date (the “Interim Period”) shall be for the account of the Purchaser and the Vendor shall be entitled to receive from the Purchaser interest at a rate of 5% per annum on the Purchase Price for the period from the Effective Date to the earlier of the Closing Date or November 15, 2000.

(b)	Accordingly, the Vendor shall account to the Purchaser for all receipts (except for GST and provincial sales taxes) and monies received by the Vendor directly or indirectly from the Businesses or any of the Purchased Assets, but for greater certainty not for those derived from the Excluded Assets, during the Interim Period. The Purchaser shall correspondingly be liable for the costs and expenses of operation of the Businesses in relation to the Purchased Assets during or properly allocable to the Interim Period, including any of the Assumed Liabilities which are paid or satisfied by the Vendor, insurance premiums with respect to the Purchased Assets or Businesses (excluding any Excluded Assets), rent in respect of Leased Real Property and all costs and expenses incurred in respect of the payment of salaries, commissions, bonuses and other remuneration (including contributions to or payments in respect of Benefit Plans but excluding any severance or termination pay) to Employees (other than Employees who are absent from work by reason of long term disability leave, extended absence or receiving benefits pursuant to the Work Place Safety and Insurance Act (Ontario)

or similar worker’s compensation legislation in other provinces). Interest on any overdraft existing with respect to the Businesses on the Effective Date and continuing thereafter shall be payable by the Vendor until the Closing Date. Notwithstanding the foregoing, if the Closing is not completed then the Vendor shall be under no obligation to account to the Purchaser under this Section nor shall the Purchaser be liable in respect of any costs and expenses of operation of the Businesses as provided herein.

(c)	The Parties shall effect the adjustments contemplated in Section 3.10 and, to the extent feasible, make payment at the Closing Time of the clearly identifiable and non-disputed net adjustments, credits or debits required by this Section 3.11 and make payment from time to time following the Closing in respect of the remaining adjustments contemplated in Section 3.10 and this Section 3.11.

(d)	In order to facilitate the obligation of the Parties to account to each other as contemplated in this Section, the Vendor shall segregate in its books and records all cash and other transactions relating to the Businesses and the Purchased Assets after the Effective Time from those of its other business operations, and shall permit the Purchaser and its representatives, employees and agents to have full access during normal Businesses hours on reasonable prior notice to all records of the Vendor as may be necessary to allow the Purchaser to reconcile or confirm the Vendor’s accounts as they relate to the Vendor’s conduct of the Businesses and dealings with the Purchased Assets during the Interim Period.

(e)	If the Vendor and Purchaser are unable to agree under this Section as to whether any funds should properly be credited to or debited from the records and accounts of the Business as contemplated in this Section, or if they are unable to agree on any other adjustment or matter of accounting which may be proper or appropriate with respect to the operation or conduct of the Business during the Interim Period, the matter in dispute shall be referred by either party to arbitration in accordance with Section 3.6, mutatis mutandis.

(f)	Provided that the Closing is completed, the Purchaser shall indemnify and save harmless the Vendor in respect of any and all Claims which may be made or brought against the Vendor or which it may suffer or incur as a result of, in respect of or arising out of the Vendor’s management and operation of the Businesses and possession of the Purchased Assets in the ordinary course of business for the account of the Purchaser during the Interim Period as contemplated by this Section 3.11; but excluding claims for any costs, and expenses of operation of the Business for which the Purchaser is not to be liable as contemplated by Section 3.10 and this Section 3.11 and any claims arising therefrom or which relate to any of the Excluded Assets, and excluding claims arising as a result of or to the extent that the same directly or indirectly result from or are attributable to any negligence, wilful misconduct or fraud of the Vendor or the failure by the Vendor to comply with its obligations under Sections 3.10, 4.33 or 9.1 or this Section 3.11.

3.12 Substantial Damage

In the event there is substantial damage to the Purchased Assets and the amount is fully covered by insurance (less a reasonable deductible), the Purchase Price shall be reduced by the amount of any such deductible which has been paid by the Purchaser.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE VENDOR

The Vendor hereby represents and warrants to the Purchaser, the matters set out below.

4.1 Incorporation and Registration

The Vendor is a corporation duly incorporated and validly existing under the laws of Canada and has all necessary corporate power, authority and capacity to own its property and assets and to carry on the Businesses as presently conducted. No proceedings have been taken or authorized by the Vendor or, to the knowledge of the Vendor, by any other Person, with respect to the bankruptcy, insolvency, liquidation, dissolution or winding up of the Vendor or with respect to any amalgamation, merger, consolidation, arrangement or reorganization relating to the Vendor. The Vendor is registered, licensed or otherwise qualified as an extra-provincial or foreign corporation in each jurisdiction where the nature of the Businesses or the location or character of the property owned or leased by the Vendor in connection with the Businesses requires it to be so registered, licensed or otherwise qualified, other than those jurisdictions where the failure to be so registered, licensed or otherwise qualified would not have a material adverse effect on the Businesses.

4.2 Residence of the Vendor

The Vendor is not a non-resident of Canada for the purposes of the Income Tax Act (Canada).

4.3 Title to the Assets

Except as identified elsewhere in this Agreement, the Vendor is the sole beneficial owner of the personal property forming part of the Purchased Assets with good and valid title, free and clear of all Encumbrances other than Permitted Encumbrances and is exclusively entitled to possess and dispose of same (subject only, in the case of Transferred Contracts, Real Property Leases or Governmental Authorizations, to the necessity for obtaining consents to their assignment or amendments thereto, if any, as contemplated in Section 9.21). There is no assignment, subletting or granting of any licence (of occupation or otherwise) of or in respect of any of the Purchased Assets or any granting of any agreement or right capable of becoming an agreement or option for the purchase of the Purchased Assets other than pursuant to the provisions of, or as disclosed in, this Agreement or pursuant to purchase orders accepted by the Vendor in the ordinary course of business or in connection with the sale of Merchandise in the ordinary course of business.

4.4 Due Authorization

The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. Subject to obtaining the approval of the shareholders of the Vendor, the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement have been duly authorized by all necessary corporate action on the part of the Vendor.

4.5 Enforceability of Obligations

This Agreement constitutes a valid and binding obligation of the Vendor enforceable against it in accordance with its terms.

4.6 Absence of Conflicting Agreements

Except for those Real Property Leases, Transferred Contracts and Governmental Authorizations which require consent to their assignment or transfer and which are identified as requiring such consents in the Schedule in which they are listed and the requirements for Competition Act Approval, the consent of the Primary Lender and the Permitted Encumbrances, the Vendor is not a party to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgment, decree, licence, permit or law which would be violated, contravened, breached by, or under which default would occur or an Encumbrance would be created as a result of the execution and delivery of this Agreement or any other agreement to be entered into under the terms of this Agreement, or the performance by the Vendor of any of its obligations provided for under this Agreement or any other agreement contemplated under this Agreement.

4.7 Regulatory Approvals

No approval, order, consent of or filing with any Governmental Authority is required other than Competition Act Approval on the part of the Vendor, in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement or the performance of the Vendor’s obligations under this Agreement or any other documents and agreements to be delivered under this Agreement.

4.8 Financial Statements
(a)	The Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding period and present fairly:

	(i)	all of the assets, liabilities and financial position of the Businesses as at January 29, 2000; and

	(ii)	the sales, earnings (losses), results of operation and changes in cash flows of the Businesses for the twelve month period ended January 29, 2000.

(b)	The Interim Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with that of the preceding period and present fairly:

	(i)	all of the assets, liabilities and financial position of the Businesses as at July 29, 2000; and

	(ii)	the sales, earnings (losses), results of operation and changes in cash flows of the Businesses for the six month period ended July 29, 2000.

4.9 Absence of Undisclosed Liabilities

Since the date of the Balance Sheet, the Vendor has not incurred any liabilities or obligations (whether accrued, absolute, contingent or otherwise) with respect to the Businesses, which continue to be outstanding, except as disclosed on Schedule 4.9 or incurred in the ordinary course of business.

4.10 Absence of Changes and Unusual Transactions

Since July 29, 2000, there has not been any material change in the financial condition or operations or prospects of the Businesses or the Purchased Assets other than changes in the ordinary and usual course of business, none of which has been materially adverse, and issues relating to the level of inventories in the Braemar division of the Vendor which have been discussed and resolved with the Purchaser, and since the date of the Balance Sheet:

(a)	there has not been any damage, destruction, loss, labour dispute, organizing drive, application for certification or other event, development or condition of any character (whether or not covered by insurance) materially and adversely affecting the business, assets or properties or future prospects of the Businesses or the Purchased Assets;

(b)	the Vendor has not transferred, assigned, sold or otherwise disposed of any of the Purchased Assets shown or reflected in the Balance Sheet or cancelled any debts or entitlements except, in each case, in the ordinary and usual course of business;

(c)	the Vendor has not incurred or assumed any obligation or liability (fixed or contingent) with respect to the Businesses or the Purchased Assets, except those listed in Schedule 4.9 and except unsecured current obligations and liabilities incurred in the ordinary and usual course of business none of which individually or in the aggregate have been materially adverse;

(d)	the Vendor has not discharged or satisfied any lien or encumbrance, or paid any obligation or liability (fixed or contingent) with respect to the Businesses or the Purchased Assets other than liabilities included in the Balance Sheet and liabilities incurred since the date of the Balance Sheet in the ordinary and usual course of business;

(e)	the Vendor has not suffered any extraordinary loss, waived or omitted to take any action in respect of any rights of substantial value, or entered into any commitment or transaction not in the ordinary and usual course of business with respect to the Businesses or the Purchased Assets where such loss, rights, commitment or transaction is or would be material in relation to the Purchased Assets or the Businesses;

(f)	the Vendor has not granted any bonuses, whether monetary or otherwise, or made any general wage or salary increases in respect of the Employees or changed the terms of employment or retention for any Employee except in the usual course of business and consistent with past practice;

(g)	except as disclosed in Schedule 4.9, the Vendor has not hired or dismissed any senior Employees except in the usual course of business and consistent with past practice or hired or dismissed Employees other than in the ordinary course;

(h)	the Vendor has not, except as disclosed in the Schedule of Permitted Encumbrances, mortgaged, pledged, subjected to lien, granted a security interest in or otherwise encumbered any of the Purchased Assets, whether tangible or intangible; and

(i)	the Vendor has not authorized, agreed or otherwise become committed to do any of the foregoing.

4.11 No Joint Venture Interests

The Vendor, in connection with the Businesses, is not a partner, beneficiary, trustee, co-tenant, joint-venturer or otherwise a participant in any partnership, trust, joint venture, co-tenancy or similar joint owned business undertaking and the Vendor has no significant investment interests in any business owned or controlled by any third party.

4.12 Major Suppliers and Customers

The Vendor has provided to the Purchaser a comprehensive listing of each supplier of goods and services to the Businesses and of each customer of the NLS Division to whom the Vendor paid or billed in excess of $100,000 in the aggregate during the 12 month period ending January 29, 2000, together with, in each case, the amount so billed or paid. To the knowledge of the Vendor, no supplier or customer of the NLS Division has advised the Vendor of any intention to change its relationship or the terms upon which it conducts business with the Vendor.

4.13 Condition of Assets

The Fixed Assets of each of the individual Businesses are in good condition, repair and (where applicable) proper working order, having regard to their use and age, and such assets have been properly and regularly maintained, in each case in all material respects having regard to the Fixed Assets and the individual Business in which they are used taken as a whole.

4.14 Merchandise

All outstanding purchase orders and merchandise commitments of the Vendor’s Braemar division as of September 19, 2000 and the Vendor’s Thrifty’s division as of September 16, 2000 are set forth on Schedule 4.14 of this Agreement. All Merchandise other than Damaged Merchandise is saleable and is valued on the books of the Vendor in accordance with generally accepted accounting principles applied on a basis consistent with those used in the Interim Financial Statements. Except for belts on consignment with Custom Leather in the operation of the Thrifty’s division of the Vendor, the Businesses have no goods or merchandise which belong to sublessees, licensees or concessionaires or goods or merchandise held on memo, on consignment or as bailee.

4.15 Other Inventories

All Other Inventories are valued on the books of the Vendor at cost using the first in, first out method. Other Inventories of finished goods are saleable and all Other Inventories are merchantable or in quantities usable or saleable in the ordinary course of business.

4.16 Collectibility of Accounts Receivable

The Accounts Receivable are good and collectible at the aggregate recorded amounts, except to the extent of any reserves provided for such accounts in the Balance Sheet as adjusted in the ordinary and usual course of business, and are not subject to any defence, counterclaim or set off.

4.17 Businesses in Compliance with Law

In all material respects, the operations of the Businesses have been and are now conducted in compliance with all Laws (other than Environmental Laws) of each jurisdiction in which the Businesses have been and are carried on, except to the extent that non-compliance would not have a material adverse effect on the Businesses, and the Vendor has not received any written notice of any alleged violation of any such Laws.

4.18 Governmental Authorizations

Schedule 4.18 sets forth a complete list of all Governmental Authorizations required in connection with the NLS Division other than those Governmental Authorizations the absence of which would not have a material adverse effect on the business, assets or properties or future prospects of the NLS Division. The Governmental Authorizations are in full force and effect in accordance with their terms, and there have been no violations thereof and no proceedings are pending or, to the knowledge of the Vendor, threatened, which could result in their revocation or limitation.

4.19 Restrictive Covenants

Save as disclosed in the Real Property Leases or Permitted Encumbrances and except as contained in the agreements with the Vendor’s Primary Lender, the Vendor is not a party to or bound or affected by any commitment, agreement or document containing any covenant expressly limiting the freedom of the Vendor to carry on any of the Businesses, transfer or move any of the Purchased Assets or which materially or adversely affects the business practices, operations or conditions of the Businesses or the continued operation of the Businesses after the Closing.

4.20 Intellectual Property

(a)	Schedule 4.20 sets forth a complete list and brief description of all patents, trademarks, copyright, industrial designs owned by the Vendor and relating to the Businesses which have been registered or for which applications for registration have been filed and all domain names, web sites and trade names used in the Businesses.

(b)	Except as disclosed in Schedule 4.20 and except with respect to the name and trade-mark “Braemar”, (i) the Vendor has in Canada, the sole and exclusive right to use or is the sole and exclusive owner of all right, title and interest in and to the Intellectual Property in connection with the wares or services described in the applicable registrations (with no breaks in the chain of title); and (ii) the Intellectual Property which is not owned by the Vendor is being used by the Vendor only with the consent of or license from the rightful owner thereof and all such licenses are in full force and effect.

(c)	The Intellectual Property owned by the Vendor is in full force and effect and has not been used or enforced or failed to be used or enforced in a manner that would result in the abandonment, cancellation or unenforceability of any of the Intellectual Property.

(d)	Except as disclosed in Schedule 4.20, the Vendor has no knowledge of any claim of adverse ownership, invalidity or other opposition to or conflict with any Intellectual Property nor of any pending or threatened suit, proceeding, claim, demand, action or investigation of any nature or kind against the Vendor relating to the Intellectual Property.

(e)	Except as disclosed in Schedule 4.20, the Vendor has no knowledge that the Businesses, any activity in which the Vendor is engaged in connection with the Businesses or any product which the Vendor uses or sells in connection with the Businesses, or any process, method, packaging, advertising, or material that the Vendor employs in the marketing or sale of any such product, or the use of any of the Intellectual Property breaches, violates, infringes or interferes with any intellectual property rights of any third party or requires payment for the use of any patent, trade-name, trade secret, trade-mark, copyright or other intellectual property right or technology of another.

4.21 Equipment Contracts

Part (a) of Schedule 1.1(d) sets forth a complete list of all Equipment Contracts together with a description of the equipment and vehicles to which the Equipment Contracts relate. The Equipment Contracts listed in Part (a) of Schedule 1.1(d) are all those used to earn the revenue shown on the Financial Statements. All of the Equipment Contracts are in full force and effect and no default exists on the part of the Vendor, or, to the knowledge of the Vendor, on the part of any of the other parties thereto. The entire interest of the Vendor under each of the Equipment Contracts is held by it free and clear of any Encumbrances, other than Permitted Encumbrances, and all payments due under the Equipment Contracts have been duly and punctually paid.

4.22 Owned Real Property

(a)	The Owned Real Property is the only freehold lands (including all plants, buildings, structures, fixtures, erections, improvements, easements, rights-of-way, spur tracks and other appurtenances situate on or forming part of such lands)

currently used in or reasonably required for the Businesses which are owned or purported to be owned by the Vendor and the NLS Facility, the Leased Real Property and the Head Office are the only real property used or reasonably required for the Businesses.

(b)	The Vendor is the legal and beneficial owner of the Owned Real Property in fee simple, with good and marketable title thereto, subject to the Permitted Encumbrances.
(c)	There are no agreements, undertakings or other documents which affect or relate to the Vendor’s title to, or ownership of the Owned Real Property except as set forth in Schedules 1.1(b) and 1.1(d) or as included in the Permitted Encumbrances.

(d)	The Owned Real Property is free and clear of all Encumbrances other than Permitted Encumbrances.

4.23   Leased Real Property

(a)	Schedule 4.23 sets forth a complete list of the Leased Real Property other than the Head Office by reference to the shopping centre and/or the municipal address and Real Property Leases and all amendments and supplements to the Real Property Leases, in each case by reference to the landlord, date and premises.

(b)	The Real Property Leases have not been altered or amended or any material rights of the Vendor thereunder waived and are in full force and effect. As at the Closing Date, the Real Property Leases shall not have been altered or amended except with the consent of the Purchaser which may be withheld in the discretion of the Purchaser.

(c)	There are no written or oral agreements between the landlord and tenant, or sublandlord and subtenant, other than as contained in the Real Property Leases, pertaining to the rights and obligations of the parties thereto or relating to the use and occupation of the Leased Real Property.
(d)	The Vendor has not encumbered or assigned its interest in any Real Property Leases and the Vendor’s right, title and interest in and to the Real Property Leases is free and clear of all Encumbrances other than Permitted Encumbrances, the Jupa sublease listed in Schedule 4.23 and security in favour of the Primary Lender.

(e)	Except for amounts, the payment of which the Vendor is disputing in good faith and attempting to resolve with dispatch, details of which are set out in Schedule 4.23, and additional rent adjustments for any years in respect of which the landlord has not submitted the final adjustment statement, all payments required to be made by the Vendor pursuant to the Real Property Leases have been duly paid and the Vendor is not otherwise in default in any material respect in meeting any of its obligations under any of the Real Property Leases.

(f)	To the knowledge of the Vendor, the Vendor has received no notice or claim in writing from the landlords or sublandlords under any of the Real Property Leases alleging default under and in respect of any Real Property Lease which is continuing and the Vendor is not in default in meeting any of its obligations under Real Property Leases to which it is a party in any material respect.

(g)	Except as disclosed in the Real Property Leases, the Vendor has no option, right of first refusal or other contractual right relating to the Leased Real Property.
(h)	To the knowledge of the Vendor, no event exists which, but for the passing of time or the giving of notice, or both, would constitute a default by the landlord or sublandlord to any of the Real Property Leases and no party to any Real Property Lease is claiming any such default or taking any action purportedly based upon any such default.

(i)	The Vendor has not taken or omitted to take any action with respect to the exercise any renewal rights, lease extensions or options to lease premises under any Real Property Leases which Real Property Leases expired or will expire in 2000 or 2001 that has resulted in the loss of such rights, extensions or options.

4.24 Real Property Generally

(a)	The Vendor has not granted any right, which remains in effect to purchase the Owned Real Property and no person, other than the Vendor, is using or has any right to use as tenant, or is in possession or occupancy of any part of the Owned Real Property.

(b)	The Vendor has not granted any option to purchase or right of first refusal nor entered into any agreement to sell, transfer or otherwise dispose of the Owned Real Property nor entered into any brokerage agreements with respect to the Owned Real Property, which remain in effect, other than the Purchaser pursuant to this Agreement.

(c)	Subject to the Permitted Encumbrances and the security in favour of the Primary Lender, the Vendor has not encumbered or otherwise impaired the right, title or interest of the Vendor in and to the Owned Real Property or the air, density and easement rights relating to the Owned Real Property.

(d)	The Vendor has not received written notification from any Governmental Authorities of and has no knowledge of any outstanding or incomplete work orders in respect of the buildings or other structures constructed on the Owned Real Property or of any current non-compliance (other than non-compliances which are legal non-conforming under the relevant zoning by-laws) with applicable building and zoning by-laws and regulations which remain outstanding as of the date hereof.

(e)	The Vendor has not made an application for a re-zoning of the Real Property which remains outstanding at this time and does not use the Owned Real Property for retail purposes.
(f)	The Vendor has not received notice from any Governmental Authority of any expropriation or condemnation or similar proceeding pending or threatened against the Owned Real Property or any part thereof.
(g)	All accounts for work and services performed or materials placed or furnished upon or in respect of the construction and completion of any of the buildings, improvements or other structures constructed on the Owned Real Property have been fully paid and, to the knowledge of the Vendor, no one is entitled to claim a lien under the Construction Lien Act (Ontario) or other similar legislation for such work performed by or on behalf of the Vendor in respect of which a holdback pursuant to the Construction Lien Act (Ontario) has not been made.

(h)	The Owned Real Property is serviced by all utilities required to permit the operation of the Businesses by the Vendor.
(i)	To the knowledge of the Vendor, the Vendor has performed all of the Vendor’s obligations pursuant to the Permitted Encumbrances and all Permitted Encumbrances which are easements, agreements, rights of way, restrictive covenants or restrictions are, in all material respects, in good standing other than those contained in instrument number LT1134433.

4.25 Environmental Matters

(a)	Schedule 4.25 sets forth a complete list of the Environmental Approvals.
(b)	To the knowledge of the Vendor, and save as otherwise disclosed in the environmental reports referred to in Schedule 4.25:
(i)	All operations of the Vendor pertaining to the Businesses or the Purchased Assets or conducted on the Owned Real Property and the Other Property itself while occupied by the Vendor are now in compliance to standards for industrial/commercial properties in all material respects with all Environmental Laws. Any Release by the Vendor of any Hazardous Substance from the Businesses or the Purchased Assets into the Environment has not resulted in a material violation of Environmental Laws or has been remediated to standards for industrial/commercial properties.

(ii)	The Environmental Approvals have been obtained, are valid and in full force and effect, are being complied with, and there have been and are no proceedings commenced or threatened to revoke or amend any Environmental Approvals.

(iii)	Neither the Businesses nor any of the Purchased Assets is now the subject of any Remedial Order, nor has any investigation or evaluation commenced by any Governmental Authority as to whether any such Remedial Order is necessary nor has any Governmental Authority threatened to make any such Remedial Order against the Businesses or the Purchased Assets nor are there any circumstances which could result in the issuance of any such Remedial Order with respect to the Businesses or the Purchased Assets.

(iv)	With respect to the Businesses and the Purchased Assets, the Vendor has not been prosecuted for or convicted of any offence under Environmental Laws, nor has the Vendor been found liable in any proceeding to pay any fine or judgment to any person as a result of any Release or threatened Release of any Hazardous Substance into the Environment or the breach of any Environmental Law.

(v)	No part of the Owned Real Property or the Other Property has ever been used by the Vendor as a landfill or, except in compliance with Environmental Laws, for the disposal of waste.
(vi)	No asbestos or asbestos containing materials are used, stored or otherwise present in or on the Owned Real Property or the Other Property. No equipment, waste or other material containing polychlorinated biphenyls (PCBs) are used, stored or otherwise present in or on the Real Property or any other Purchased Asset.

(vii)	All material environmental data and studies (including the results of any environmental audit) under the Vendor’s control or in its possession with respect to the Businesses or the Purchased Assets have been delivered or made available to the Purchaser.

(viii)	There has been no Release by the Vendor of any Hazardous Substance which is now present in, on or under any of the Owned Real Property or the Other Property (including underlying soils and substrata, surface water and groundwater) at levels which exceed decommissioning or remediation standards for industrial/commercial properties under any Environmental Laws or standards published or administered by those Governmental Authorities responsible for establishing or applying such standards.

(ix)	There is no Hazardous Substance in, on or under the Owned Real Property or the Other Property which results in a violation of Environmental Laws.
(x)	There are no underground storage tanks on the Owned Real Property or the Other Property and any underground storage tanks formerly on the Owned Real Property or the Other Property have been removed and any affected soil, surface water or ground water has been remediated in compliance with all Environmental Laws to standards for industrial/commercial properties.

(xi)	There is no Hazardous Substance originating from any neighbouring or adjoining properties which has migrated onto, or is migrating towards any of the Owned Real Property or the Other Property which would likely result in a violation of Environmental Laws.

4.26 Employment Matters

(a)	Schedule 4.26 Part (a) sets forth a substantially complete list of all Employees, together with the titles, service dates and material terms of employment or retention, including current wages, salaries, pay for services rendered, or hourly rate of pay, and bonus (whether monetary or otherwise) paid during the last fiscal year (including the date of payment) or payable to each such Employee, the date upon which such wage, salary, rate, pay for services rendered or bonus became effective and the date upon which each such Employee was first hired or retained by the Vendor. Except as disclosed, no Employee is on long-term disability leave, extended absence or receiving benefits pursuant to the Workplace Safety and Insurance Act (Ontario) or similar worker’s compensation legislation in other provinces.

(b)	Except for those written Employment Contracts with Employees identified in Schedule 4.26 Part (b), there are no written contracts of employment or retention entered into with any Employees or any oral contracts of employment or retention which are not terminable on the giving of reasonable notice in accordance with applicable law nor are there any management agreements, retention bonuses or Employment Contracts providing for cash or other compensation or benefits upon the consummation of the transactions contemplated by this Agreement.

(c)	Schedule 4.28 sets out a true and complete list of the Benefit Plans.
(d)	The Businesses have been and are being operated in compliance in all material respects with all Laws and the common law relating to Employees, including employment standards, Occupational Health and Safety Laws, human rights, labour relations and pay equity. There have been no Claims or complaints to a Governmental Authority nor, to the knowledge of the Vendor, are there any threatened Claims or such complaints, under such laws against the Vendor in respect of the Businesses. To the knowledge of the Vendor, nothing has occurred which might lead to a Claim or complaint to a Governmental Authority against the Vendor under any such laws relating to the Businesses. There are no outstanding decisions or settlements or pending settlements with respect to such laws which place any obligation upon the Vendor to do or refrain from doing any act.

(e)	To the knowledge of the Vendor, all current assessments under the Workplace Safety and Insurance Act (Ontario) in relation to the Businesses have been paid or accrued by the Vendor and the Businesses have not been and are not subject to any special or penalty assessment under such legislation which has not been paid. The Vendor will provide the Purchaser with a valid and current clearance certificate from the Workplace Safety and Insurance Board in Ontario (or such similar evidence as may be available in other jurisdictions) relating to the Businesses prior to Closing. The Vendor will use reasonable efforts to provide the Purchaser with valid and current clearance certificates from the Workplace Safety and Insurance Board in Ontario, (or such similar evidence as may be available in other jurisdictions), relating to each of its contractors and subcontractors prior to Closing.

(f)	The Vendor has made available to the Purchaser for review, all inspection reports under the Occupational Health and Safety Act (Ontario) and similar provisions in other jurisdictions relating to the Businesses. To the knowledge of the Vendor, there are no outstanding inspection orders made under the Occupational Health and Safety Act (Ontario) and similar provisions in other jurisdictions relating to the Businesses. Except as set forth in Schedule 4.26, the Vendors are operating in compliance in all material respects with all Occupational Health and Safety Laws, including but not limited to the Workplace Hazardous Materials Information

System (WHMIS), relating to the Businesses. To the knowledge of the Vendor, there are no pending or threatened Claims against the Businesses under Occupational Health and Safety Laws relating to the Businesses. There have been no fatal or critical accidents since January 1, 1997 which might lead to Claims under Occupational Health and Safety Laws. To the knowledge of the Vendor, there are no materials present in the Businesses, exposure to which may result in an industrial disease as defined in the Workplace Safety and Insurance Act (Ontario) and similar provisions in other jurisdictions. If such materials including asbestos, have to be removed to comply with Occupational Health and Safety Laws, the Vendor agrees to indemnify the Purchaser for any and all costs arising from such removal. The Vendor has complied in all respects with any Remedial Orders issued under Occupational Health and Safety Laws. To the knowledge of the Vendor, there are no appeals of any Remedial Orders under Occupational Health and Safety Laws relating to the Businesses which are currently outstanding.

4.27 Collective Agreements

(a)	The Vendor is not a party, either directly, voluntarily, or by operation of law, to any collective agreement, letters of understanding, letters of intent or other written communication with any trade union or association which may qualify as a trade union, which would cover any Employees.

(b)	There are no outstanding or, to the knowledge of the Vendor, threatened labour board proceedings of any kind, including any proceedings which could result in certification of a trade union or recognition of an association as bargaining agent for Employees in respect of the Businesses, and there have not been any such proceedings within the last two years.

(c)	There are no threatened or apparent union organizing activities involving any Employees.
(d)	The Vendor does not have any serious labour problems that might materially affect the value of the Businesses or lead to an interruption of the operations at any location.

4.28 Pension and Benefit Plans

(a)	Schedule 4.28 sets forth a complete list of the Benefit Plans.
(b)	Current and complete copies of all written Benefit Plans or, where oral, written summaries of the material terms thereof, have been provided to the Purchaser together with current and complete copies of each of the following documents relating to the Benefit Plans,

(i)	all documents establishing, creating or amending any of the Benefit Plans; and
(ii)	all booklets, summaries, manuals and written communications of a general nature distributed or made available to any Employees or former employees concerning any Benefit Plan.
(c)	Each Benefit Plan is, and has been, established, registered (where required), qualified, administered and invested, in compliance with (i) the terms thereof and (ii) all Laws;
(d)	All obligations to or under the Benefit Plans (whether pursuant to the terms thereof or any Laws) have been satisfied, and there are no outstanding defaults or violations thereunder by the Vendor nor does the Vendor have any knowledge of any default or violation by any other party to any Benefit Plan.

(e)	There have been no improvements, increases or changes to or promised improvements, increases or changes to the benefits provided under any Benefit
Plan not disclosed in the documents provided to the Purchaser pursuant to paragraph (b).
(f)	All employer or employee payments, contributions and premiums required to be remitted, paid to or in respect of each Benefit Plan have been paid or remitted in a timely fashion in accordance with the terms thereof and all Laws, and no Taxes, penalties or fees are owing or exigible under any Benefit Plan.

(g)	Except as contemplated in subsection (i) below and except for a claim for long-term disability benefits by Linda Read, there is no proceeding, action, investigation by a Governmental Authority, suit or claim (other than routine claims for payment of benefits) pending or threatened involving any Benefit Plan or their assets.

(h)	None of the Benefit Plans, other than the Pension Plans, provide benefits beyond retirement or other termination of service to Employees or to the beneficiaries or dependants of Employees, or such benefits have been properly accrued on the Financial Statements in accordance with generally accepted accounting principles.

(i)	The Vendor has, in relation to each Pension Plan that is registered with a provincial Governmental Authority, declared a full wind-up of such Pension Plan effective August 31, 2000 and has filed with that Governmental Authority the proposal relating to such declaration.

4.29 Insurance

The Vendor maintains such policies of insurance, issued by responsible insurers, as are appropriate to the Businesses and the Purchased Assets, in such amounts and against such risks as are customarily carried and insured against by owners of comparable businesses, properties and assets. All such policies of insurance are in full force and effect and the Vendor is not in default, as to the payment of premium or otherwise, under the terms of any such policy. Schedule 4.29 sets forth a list of all policies of insurance which the Vendor maintains for the Businesses and the particulars of such policies, including the name of the insurer, the risk insured against, the amount of coverage and the amount of any deductible.

4.30 Material Contracts

There are no Material Contracts other than those written employment contracts with salaried Employees identified in Schedule 4.26 Part (b), the Real Property Leases and the Material Contracts listed in Schedule 4.30, the Material Contracts listed in Schedule 4.30 are all in full force and effect unamended and no material default exists under such Material Contracts on the part of the Vendor or, to the knowledge of the Vendor on the part of any other party to such Contracts. To the knowledge of the Vendor, through the Businesses and the Purchased Assets, the Vendor has the capacity, including the necessary personnel, equipment and supplies, to perform all its obligations under the Material Contracts listed in Schedule 4.30.

4.31 Copies of Agreements, etc.

Current and complete copies of the Material Contracts have been delivered to the Purchaser and there are no current or pending negotiations with respect to the renewal, repudiation or amendment of any such agreement, plan or policy. As at the date of this Agreement copies of the Real Property Leases or summaries of the material terms thereof for all Real Property Leases have been delivered to the Purchaser and as at the Closing Date copies of all of the Real Property Leases will have been delivered to the Purchaser. The copies of the Real Property Leases delivered to the Purchaser are current and complete.

4.32 Litigation

Schedule 4.32 sets out a true and complete list and description of all suits, actions, litigation, investigations, claims, complaints, grievances or proceedings, including appeals and applications for review, in progress, or, to the knowledge of the Vendor, pending or threatened, against or relating to the Vendor before any court, Governmental Authority or arbitration panel which, if determined adversely to the Vendor, would,

(a)	adversely affect the properties, business, future prospects or financial condition of the Businesses or the Purchased Assets,
(b)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement, or
(c)	prevent the Vendor from fulfilling all of its obligations set out in this Agreement or arising from this Agreement,

and the Vendor has no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success. Except as disclosed in such Schedule 4.32, there is not presently outstanding against the Vendor any judgment, decree, injunction, rule or order of any Governmental Authority or arbitrator affecting the Businesses or the Purchased Assets.

4.33 Tax Matters

(a)	No failure, if any, of the Vendor to duly and timely pay all Taxes, including instalments on account of Taxes for the current year that are due and payable by it, will result in an Encumbrance on the Purchased Assets.

(b)	There are no actions, suits, proceedings, investigations, audits or claims now pending or, to the knowledge of the Vendor, threatened against the Vendor in respect of any Taxes and there are no matters under discussion, audit or appeal with any Governmental Authority relating to Taxes, which will result in an Encumbrance on the Purchased Assets.

(c)	The Vendor has duly and timely withheld from any amount paid or credited by it to or for the account or benefit of any person, including any Employees, officers or directors and any non-resident person, the amount of all Taxes and other deductions required by any Laws to be withheld from any amount and has duly and timely remitted the same to the appropriate Governmental Authority.

4.34 Books and Records

All Books and Records have been made available to the Purchaser. Such Books and Records fairly and correctly set out and disclose in all material respects the financial position of the Businesses and all material financial transactions relating to the Businesses have been accurately recorded in such Books and Records.

4.35 Management Recommendation Letters

The Purchaser has been provided with copies of all Management Recommendation Letters received by the Vendor or its board of directors from the Auditor, or any previous auditor of the Businesses, during the last five years, relating to the Businesses.

4.36 Preferential Pricing and Promotions

Except as disclosed in Schedule 4.36 no customers of the Businesses are entitled to or customarily receive discounts, allowances, volume rebates or similar reductions in price, concessions or other preferential trade terms arising from any agreements or understandings (whether written or oral) with or concessions granted to any customer. All such discounts, allowances, volume rebates or other preferential terms are consistent with those of the preceding fiscal year.

4.37 Third Party Consents

Except for the Permitted Encumbrances, the Real Property Leases, Competition Act Approval, and the consent of the Primary Lender to the Vendor, Schedule 4.37 sets out a complete list of all notifications, approvals and consents required to be obtained by the Vendor in connection with the execution, delivery and performance of this Agreement or any other documents and agreements to be delivered under this Agreement.

4.38 Location of the Assets

Except as disclosed on Schedule 4.38, all of the Purchased Assets are located on the Real Property or are in transit to or from the Real Property.

4.39 GST/QST Registration

The Vendor is registered under Part IX of the Excise Tax Act (Canada) and its number for federal goods and services tax and harmonized sales tax is 101530723RT0001. The Vendor is also registered under Division I of Chapter VIII of Title I of An Act Respecting the Quebec Sales Tax and its number for purposes of Quebec sales tax is 1011607221.

4.40 Investment Canada

Neither the Businesses nor the Purchased Assets engaged in any of the activities referred to in Section 14.1(5) of the Investment Canada Act.

4.41 Full Disclosure

The Vendor to its knowledge has made available to the Purchaser, all information, including the financial, marketing, sales and operational information on a historical basis in respect of the Businesses requested by the Purchaser. All information, which has been provided to the Purchaser relating to the Businesses is true and correct in all material respects and no material fact or facts have been omitted therefrom which would make such information misleading.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER AND PARENT

The Purchaser and the Parent hereby jointly and severally represent and warrant to the Vendor the matters set out below.

5.1 Incorporation

The Purchaser is a corporation duly incorporated and validly existing under the laws New Brunswick and the Parent is a corporation duly incorporated and validly existing under the laws of the State of Delaware.

5.2 Due Authorization

The Purchaser and the Parent have all necessary corporate power, authority and capacity to enter into this Agreement and to carry out their obligations under this Agreement. The execution and delivery of this Agreement and the consummation of the transaction contemplated under this Agreement have been duly authorized by all necessary corporate action of the Purchaser and the Parent.

5.3 Enforceability of Obligations

This Agreement constitutes a valid and binding obligation of the Purchaser and the Parent enforceable against it in accordance with the terms of this Agreement.

5.4 Absence of Conflicting Agreements

The Purchaser and the Parent are not parties to, bound or affected by or subject to any indenture, mortgage, lease, agreement, obligation, instrument, charter or by-law provision, statute, regulation, order, judgement, decree, license, permit or law which would be violated, contravened or breached by, or under which any default would occur or a lien, claim, restriction or encumbrance would be created as a result of the execution and delivery by it of this Agreement or the performance by it of any of the terms of this Agreement.

5.5 Investment Canada

The Parent is a WTO Investor within the meaning of the Investment Canada Act (Canada).

5.6 Litigation

There is no suit, action, litigation, investigation, claim, complaint or proceeding before any Governmental Authority in progress or, to the knowledge of the Purchaser or the Parent, pending or threatened against or relating to the Purchaser or the Parent, which, if determined adversely to the Purchaser or the Parent, would,

(a)	prevent the Purchaser from paying the Purchase Price to the Vendor;
(b)	enjoin, restrict or prohibit the transfer of all or any part of the Purchased Assets as contemplated by this Agreement; or
(c)	prevent the Purchaser from fulfilling all of its obligations set out in this Agreement or arising from this Agreement,

and the Purchaser and the Parent have no knowledge of any existing ground on which any such action, suit, litigation or proceeding might be commenced with any reasonable likelihood of success.

      ARTICLE 6
NON-WAIVER; SURVIVAL

6.1 Non-Waiver

(a)	Subject to subsection (b), no investigations made by or on behalf of the Purchaser at any time shall have the effect of waiving, diminishing the scope or otherwise affecting any representation or warranty made by the Vendor in or pursuant to this Agreement. No waiver of any condition or other provisions, in whole or in part, shall constitute as a waiver of any other condition or provision (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

(b)	The Purchaser and the Parent jointly and severally represent and warrant to the Vendor that to the knowledge of the Purchaser as of the date of this Agreement there are no facts or circumstances that would render any of the representations and warranties of the Vendor contained in this Agreement untrue in any material respect. For the purposes of this subsection (b), “knowledge of the Purchaser” means the actual knowledge of George Kolber, Laura Weil, Neil Bulman, Jr. and Dale Clifton. In the event that to the knowledge of the Purchaser as of the Closing there was a fact or circumstance that would render any the representations and warranties of the Vendor contained in this Agreement untrue in any material respect and such fact or circumstance has given rise to a Claim in respect of which the Purchaser is otherwise entitled to indemnification pursuant to Section 10.1, the sole consequence shall be that the Purchaser’s right to indemnification pursuant to Section 10.1 shall be limited to the extent (but only to the extent) such Claim arose as a result of the fact or circumstance within the Purchaser’s knowledge and then only to the extent that the Purchaser knew at that time the amount of such Claim would equal or exceed $500,000. For greater certainty, this subsection 6.1(b) shall not preclude any claim for indemnification being made by the Purchaser pursuant to Section 10.1 but shall only limit the recovery from the Vendor of the Claim suffered by the Purchaser as provided in the foregoing sentence.

6.2 Nature and Survival

(a)	Subject to subsection (b), all representations, warranties and covenants contained in this Agreement on the part of each of the Parties shall survive the Closing, the execution and delivery under this Agreement of any bills of sale, instruments of conveyance, assignments or other instruments of transfer of title to any of the Purchased Assets and the payment of the consideration for the Purchased Assets.
(b)	Representations and warranties concerning environmental matters set out in Section 4.25 shall survive for a period of ten years from the Closing Date. Representations and warranties concerning Tax matters, set out in Section 4.33, shall, in respect of a particular taxation year, survive for a period of ninety days after the relevant authorities shall no longer be entitled to assess liability for Tax against the Vendor or Purchaser for the particular taxation year ended on or prior to the Closing Date, having regard, without limitation, to any waivers given by the Vendor in respect of any such taxation year. All other representations and warranties shall only survive for a period of three years from the Closing Date. If no claim shall have been made under this Agreement against a Party for any incorrectness in or breach of any representation or warranty made in this Agreement prior to the expiry of these survival periods, such Party shall have no further liability under this Agreement with respect to such representation or warranty.

(c)	Notwithstanding the limitations set out in subsection (b), any Claim which is based on title to the Purchased Assets, intentional misrepresentation or fraud may be brought at any time.

ARTICLE 7

PURCHASER’S CONDITIONS PRECEDENT

The obligation of the Purchaser to complete the purchase of the Purchased Assets under this Agreement shall be subject to the satisfaction of, or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Purchaser and may be waived by it in whole or in part):

7.1 Truth and Accuracy of Representations of Vendor at the Closing Time

(a)	Any representations and warranties of the Vendor made in or pursuant to this Agreement containing a materiality qualification and the representations and warranties contained in Sections 4.1, 4.3, 4.4 and 4.5 shall be true and correct and any representations and warranties of the Vendor made in or pursuant to this Agreement without a materiality qualification (other than the representations and warranties contained in Sections 4.1, 4.3, 4.4 and 4.5) shall be true and correct in all material respects, in each case as at the Closing Time and with the same effect as if made at and as of the Closing Time (except as such representations and warranties may be affected by the occurrence of events or transactions expressly contemplated and permitted by this Agreement) and the Purchaser shall have received a certificate from the President or the Chief Executive Officer of the Vendor, confirming, to his knowledge, information and belief, the truth and correctness of the representations and warranties of the Vendor.

(b)	The Purchaser shall not have become aware of any fact or circumstance not known, or the likely consequences of which were not known, to the Purchaser prior to the date of this Agreement which does or could reasonably be considered to materially adversely affect the business, assets, financial condition, operations or prospects of the Businesses taken as a whole, it being acknowledged by the Purchaser that it has substantially completed its due diligence investigations of the Businesses prior to the date of this Agreement.

7.2 Performance of Obligations

The Vendor shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

7.3 Competition Act Approval

Competition Act Approval shall have been received.

7.4 Receipt of Closing Documentation

All instruments of conveyance and other documentation relating to the sale and purchase of the Purchased Assets including assignments and assumptions of Contracts (and consents to such assignments, where required), deeds of Owned Real Property in registrable form (other than land transfer tax affidavits), assignments and assumptions of Real Property Leases, surveys, bills of sale and trade-mark assignments, documentation relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Vendor of its obligations under this Agreement shall be satisfactory to the Parties, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Purchaser, acting reasonably.

7.5 Opinion of Counsel for Vendor

The Purchaser shall have received an opinion dated the Closing Date from counsel for the Vendor, Goodman Phillips & Vineberg, in form satisfactory to the Purchaser, acting reasonably .

7.6 Consents to Assignment

(a)	Notwithstanding Sections 2.5 and 3.4, all consents or approvals from or notifications to each of The Cadillac Fairview Corporation Limited, Cambridge Shopping Centres Limited, Oxford Properties Group Inc. and 20 Vic Management Inc. and any of their affiliated entities with respect to any of the Real Property Leases (other than any Real Property Leases of any of the Combined Premises) for which any of them is the landlord or lessor with respect to the assignment to the Purchaser of such Real Property Leases, in form and substance satisfactory to the Purchaser in its discretion, shall have been duly obtained or given, as the case may be, on or before the Closing Time including, without limitation, with the consents to include change of use, re-branding, special sales and closures for remodelling; provided that if a consent or approval requires the Vendor to undertake an obligation or waive any rights or make a payment not expressly contemplated in the Real Property Lease, such consent or approval shall also be subject to the approval of the Vendor. Furthermore, the Vendor may request releases from the applicable landlord or lessor in such consents (although the Vendor recognizes that such releases may not be forthcoming) and it is not a condition that same be obtained;

(b)	Estoppel certificates acceptable to the Purchaser shall have been obtained on or before the Closing Time from each landlord or lessor in respect of the Real Property Leases specified in subsection 7.6(a) and from each landlord or lessor required to provide same in accordance with and subject to the terms of the relevant Real Property Lease, confirming status of the lease, deposit, if any, term and other obligations contemplated in the applicable Real Property Lease;

(c)	All consents or approvals from or notifications to any Person required under the terms of any of the Transferred Contracts with respect to the assignment of such Transferred Contracts to the Purchaser which the Purchaser determines, acting reasonably, are material to the Purchaser, shall have been duly obtained or given, as the case may be, on or before the Closing Time; and

(d)	All consents or approval forms or notifications to any Person required in connection with the transfer of the Owned Real Property shall have been duly obtained or given, on or before the Closing Time.

7.7 Consents, Authorizations and Registrations

All consents, approvals, orders and authorizations of any Person (or registrations, declarations, filings or recordings with any such authorities), excluding the landlords under the Real Property Leases, required in connection with the completion of any of the transactions contemplated by this Agreement (other than with respect to the Pension Plans or Benefit Plans), the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement, including Competition Act Approval (if required) and all clearance certificates required pursuant to any applicable retail sales tax legislation and a Purchase Certificate from the Workplace Safety and Insurance Board (Ontario) and from similar Government Authorities in other provinces as applicable shall have been obtained at or before the Closing Time.

7.8 Bulk Sales and Retail Sales Tax Compliance

The Purchaser shall have received evidence satisfactory to it that the provisions of the Bulk Sales Act (Ontario) and any other bulk sales legislation in any jurisdiction (other than in Quebec and Newfoundland) as such may apply in respect of the purchase and sale of the Purchased Assets pursuant to this Agreement have been complied with. On or before the Closing Time or as soon as reasonably practicable thereafter, the Vendor will deliver to the Purchaser a duplicate copy of a certificate issued pursuant to Section 6 of the Retail Sales Tax Act (Ontario) and similar provision in the sales tax legislation in any jurisdiction (other than Quebec and Newfoundland) where Purchased Assets are located at the Closing Time, except to the extent that any such Governmental Authority does not issue certificates.

7.9 No Proceedings

There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative or investigation against any Party by any Person, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

7.10 Shareholder Approval

The completion of the transactions contemplated in this Agreement shall have been approved by special resolution of the shareholders of the Vendor.

7.11 Encumbrances

The Purchaser shall have received evidence satisfactory to it that all Encumbrances other than Permitted Encumbrances have been discharged and that the Purchased Assets are free and clear of all Encumbrances other than Permitted Encumbrances.

7.12 Non-Competition

The Vendor shall have executed and delivered a non-competition agreement substantially in the form attached as Schedule 7.12.

7.13 Transition Services Agreement

The Vendor shall have executed and delivered a transition services agreement with the Purchaser in order to enable the respective Parties to continue without interruption the operation of the Businesses and the Other Divisions following Closing, which provides (i) that if during the six month period after Closing one of the Parties reasonably requires (including for greater certainty for purposes of satisfying the Vendor’s obligations to the purchaser of its former Tip Top division) technology services to be provided by personnel which are employed by the other Party and/or hardware, networking, telecommunications or operations equipment and/or related software transferred to the Purchaser or retained by the Vendor, then the other Party shall make such personnel and/or equipment and software reasonably available for purposes of providing such services at cost plus all applicable Taxes and (ii) for certain administrative services to be provided by one Party to the other during such six month period, including, without limitation, that the Vendor shall permit the Purchaser to utilise the services of Xerox Business Services, pursuant to the On-Site Document Services Agreement, dated November 28, 1998, as amended, which agreement is not being assumed by the Purchaser, and for which services the Purchaser shall pay no minimum charges and will pay only based on services actually used.

7.14 Actual Possession

The Vendor shall have delivered actual possession of the tangible Purchased Assets to the Purchaser.

7.15 Releases

The Vendor shall have released any Employees who are to be employed by the Purchaser from and after the Closing from any employment contracts and from any confidentiality agreements with the Vendor, except to the extent that these have been assigned to the Purchaser.

7.16 Substantial Damage

No substantial damage by fire or other hazard to the Purchased Assets shall have occurred prior to the Closing Time. However, if such damage does occur and is in an amount of less than $1 million and the amount is fully covered by insurance (less a reasonable deductible) and any interruption in the ordinary and usual conduct of the Businesses is covered by businesses interruption insurance, the amount payable under such insurances shall be applied to repair the damage and to the extent of any interruption in the conduct of the Businesses from the Effective Date, to compensate the Purchaser therefor and the Parties shall complete the transaction provided for in this Agreement.

7.17 Environmental Audit

The Purchaser shall have completed an environmental audit or assessment of the Owned Real Property and such Leased Real Property as the Purchaser may determine in its discretion and in all cases the results of such audit shall have been satisfactory to the Purchaser in its sole discretion.

7.18 License of the Name “Braemar”

The Vendor shall have granted to the Purchaser a royalty free license to use the name and trademark “Braemar” and all related names and trade-marks for a period ending the earlier of three years after the Closing Date or one year after the Purchaser ceases to use such names and trademarks on terms satisfactory to the Purchaser in its sole discretion.

7.19 Real Estate Conditions Precedent

(a)	Subject to the Permitted Encumbrances, the Purchaser has good and marketable title to the Owned Real Property.
(b)	The Vendor has legal access to the Owned Real Property as is reasonably necessary to carry on the Businesses, including, legal access to the Owned Real Property to and from Dixie Road.

(c)	There are no outstanding or incomplete work orders in respect of any of the Buildings or other structures located on the Owned Real Property which remain outstanding.

(d)	All of the buildings located on the Owned Real Property are: (i) located and in all respects are in compliance with all zoning regulations and municipal by-laws or would otherwise constitute legal non-conforming uses; and (ii) located on and within the boundaries of the Owned Real Property and no buildings on adjoining lands encroach onto the Owned Real Property in any material respect.

(e)	The existing uses of the Owned Real Property are in compliance with all zoning regulations and by-laws or would otherwise constitute legal non-conforming uses.

(f)	The Purchaser is satisfied that subleases from the Vendor to be entered into in favour of the Purchaser do not require the consent or approval of the Primary Lender, or, if such consent or approval of the Primary Lender is required, such consents or approvals have been obtained. The Vendor shall have further satisfied the Purchaser that the Purchaser’s tenancies pursuant to any such subleases shall not be disturbed by the Primary Lender during the term of such subleases so long as the Purchaser is not in default pursuant to the terms of its sublease and the Vendor shall have received such assurances and non-disturbance agreements required in order to reflect the same and to protect such subleases from the security interests of the Primary Lender.

(g)	To the extent that Vendor is not in compliance with any of the conditions in this Section 7.19, the Vendor shall, upon being apprised of such non-compliance in writing, use commercially reasonable efforts forthwith and, in any event, prior to Closing, to satisfy the same at its sole cost; provided such costs may not exceed $250,000 in the aggregate (the “Maximum”). The Purchaser shall be entitled to waive compliance with any one or more of the foregoing conditions and proceed to complete the purchase transaction contemplated in this Agreement and the Vendor shall, upon being apprised of such non-compliance in writing, use commercially reasonable efforts to satisfy such condition following completion, subject to the Maximum, and, in such event, the Vendor shall proceed forthwith diligently to attempt to satisfy such condition subject to the Maximum.

If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Purchaser may terminate this Agreement by notice in writing to the Vendor, in which event the Purchaser is released from all obligations under this Agreement, and unless the Purchaser can show that the condition relied upon could reasonably have been performed by the Vendor, the Vendor is also released from all obligations under this Agreement. However, the Purchaser may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition, in whole or in part, or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

ARTICLE 8

VENDOR’S CONDITIONS PRECEDENT

The obligations of the Vendor to complete the sale of the Purchased Assets under this Agreement shall be subject to the satisfaction of or compliance with, at or before the Closing Time, each of the following conditions precedent (each of which is acknowledged to be inserted for the exclusive benefit of the Vendor and may be waived by it in whole or in part):

8.1 Truth and Accuracy of Representations of the Purchaser at Closing Time

Any representations and warranties of the Purchaser made in or pursuant to this Agreement containing a materiality qualification shall be true and correct and any representations and warranties of the Purchaser made in or pursuant to this Agreement without a materiality qualification shall be true and correct in all material respects, in each case as at the Closing Time and with the same effect as if made at and as of the Closing Time and the Vendor shall have received a certificate from the President or Chief Executive Officer of the Purchaser confirming to his knowledge, information and belief the truth and correctness of such representations and warranties.

8.2 Performance of Obligations

The Purchaser shall have performed or complied with, in all material respects, all its obligations, covenants and agreements under this Agreement.

8.3 Competition Act Approval

Competition Act Approval shall have been received.

8.4 Receipt of Closing Documentation

All instruments of conveyance and other documentation relating to the sale and purchase of the Purchased Assets including assignments and assumptions of Contracts (and consents to such assignments, where required), deeds of Owned Real Property in registrable form (other than land transfer tax affidavits), assignments and assumptions of Real Property Leases, surveys, bills of sale and trade-mark assignments, documentation relating to the due authorization and completion of such sale and purchase and all actions and proceedings taken on or prior to the Closing in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendor, acting reasonably, and the Vendor shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated by this Agreement and the taking of all corporate proceedings in connection with such transactions in compliance with these conditions, in form (as to certification and otherwise) and substance satisfactory to the Vendor, acting reasonably.

8.5 Opinion of Counsel for Purchaser

The Vendor shall have received an opinion dated the Closing Date from counsel for the Purchaser, Osler, Hoskin & Harcourt LLP, in form satisfactory to the Vendor, acting reasonably.

8.6 Shareholder Approval

The completion of the transactions contemplated in this Agreement shall have been approved by special resolution of the shareholders of the Vendor.

8.7 Consents to Assignment

Notwithstanding Sections 2.5 and 3.4, all consents or approvals from or notifications to each of The Cadillac Fairview Corporation Limited, Cambridge Shopping Centres Limited, Oxford Properties Group Inc. and 20 Vic Management Inc. (a “Major Landlord”) and any of their affiliated entities with respect to at least 90% of the Real Property Leases of each Major Landlord and any of its affiliated entities (but not including any Real Property Lease of any of the Combined Premises) for which any of them is the landlord or lessor with respect to the assignment to the Purchaser of such Real Property Leases, in form and substance satisfactory to the Purchaser in its discretion, shall have been duly obtained or given, as the case may be, on or before the Closing Time including, without limitation, with the consents to include change of use, re-branding, special sales and closures for remodelling; provided that if a consent or approval requires the Vendor to undertake an obligation or waive any rights or make a payment not expressly contemplated in the Real Property Lease, such consent or approval shall also be subject to the approval of the Vendor. Furthermore, the Vendor may request releases from the applicable landlord or lessor in such consents (although the Vendor recognizes that such releases may not be forthcoming and it is not a condition that same be obtained).

8.8 Consents, Authorizations and Registrations

All consents, approvals, orders and authorizations of any Person (or registrations, declarations, filings or recordings with any such authorities), excluding the landlords under the Real Property Leases, required in connection with the completion of any of the transactions contemplated by this Agreement (other than with respect to the Pension Plans or Benefit Plans), the execution of this Agreement, the Closing or the performance of any of the terms and conditions of this Agreement, including Competition Act Approval (if required), shall have been given.

8.9 Transition Services Agreement

The Purchaser shall have executed and delivered a transition services agreement, with the Vendor in order to enable the respective Parties to continue without interruption the operation of the Businesses and Other Divisions following Closing, which provides (i) that if during the six month period after Closing one of the Parties reasonably requires (including for greater certainty for purposes of satisfying the Vendor’s obligations to the purchaser of its former Tip Top division) of technology services to be provided by personnel which are employed by the other Party and/or hardware, networking, telecommunications or operations equipment and/or related software transferred to the Purchaser or retained by the Vendor, then the other Party shall make such personnel and/or equipment and software reasonably available for purposes of providing such services at cost plus applicable Taxes and (ii) for certain other headquarters rental, and other administrative services to be provided by one Party to the other during such six month period, including, without limitation, that the Vendor shall permit the Purchaser to utilise services of Xerox Business Services, pursuant to the On-Site Document Services Agreement, dated November 28, 1998, as amended, which agreement is not being assumed by the Purchaser, and for which services the Purchaser shall pay no minimum charges and will pay only based on services actually used.

8.10 No Proceedings

There shall be no injunction or restraining order issued preventing, and no pending or threatened claim, action, litigation or proceeding, judicial or administrative or investigation against any Party by any Person, for the purpose of enjoining or preventing the consummation of the transactions contemplated in this Agreement or otherwise claiming that this Agreement or the consummation thereof is improper or would give rise to proceedings under any statute or rule of law.

If any of the foregoing conditions in this Article has not been fulfilled by Closing, the Vendor may terminate this Agreement by notice in writing to the Purchaser, in which event the Vendor is released from all obligations under this Agreement, and unless the Vendor can show that the condition relied upon could reasonably have been performed by the Purchaser, the Purchaser is also released from all obligations under this Agreement. However, the Vendor may waive compliance with any condition in whole or in part if it sees fit to do so, without prejudice to its rights of termination in the event of non-fulfilment of any other condition in whole or in part or to its rights to recover damages for the breach of any representation, warranty, covenant or condition contained in this Agreement.

ARTICLE 9

OTHER COVENANTS OF THE PARTIES

9.1 Conduct of Businesses Prior to Closing

During the period from the date of this Agreement to the Closing Time:

(a)	Approval of Significant Expenditures – The Vendor shall not in respect of the Businesses enter into any Material Contracts (including without limitation, any

Real Property Leases), Employment Contracts, issue any purchase orders in respect of the Braemar division of the Vendor, incur any significant expenditures or authorize, agree or otherwise become committed to do any of the foregoing, in each case without the prior written consent of the Purchaser, provided that Vendor may issue purchase orders in respect of the Braemar division of the Vendor if after having made reasonable efforts to obtain the Purchaser’s consent, Purchaser has not responded;

(b)	Conduct Businesses in the Ordinary Course - Except as otherwise contemplated or permitted by this Agreement, the Vendor shall conduct the Businesses and maintain the Owned Real Property and Leased Real Property in the ordinary and normal course, consistent with past practice and regular customer service and business policies and not, without the prior written consent of the Purchaser, enter into any transaction which, if effected before the date of this Agreement, would constitute a breach of the representations, warranties or agreements of the Vendor contained in this Agreement. The Purchaser shall have the right to place its representatives on-site at the locations of the Businesses.

(c)	Maintain Good Relations - The Vendor shall use all reasonable efforts to maintain good relations with the Employees, its customers and suppliers.

(d)	Continue Insurance - The Vendor shall continue in force all policies of insurance maintained by the Vendor in respect of the Businesses and give all notices and present claims under all insurance policies in a timely fashion.

(e)	Compliance with Laws - The Vendor shall comply in all material respects with all Laws affecting the operation of the Businesses.

(f)	Prevent Certain Changes - The Vendor shall not, without the prior written consent of the Purchaser or the Purchaser’s representative, alter the topography, registration or the coverage of the Owned Real Property or the Other Property, renew, amend, surrender, cancel or terminate any Real Property Lease or take any of the actions, do any of the things or perform any of the acts described in subsections 4.10(c)-(i).

9.2 Access by Purchaser

(a)	The Vendor shall permit the Purchaser and its representatives, between the date of this Agreement and the Closing Time, without interference to the ordinary conduct of the Businesses, to have free and unrestricted access during normal business hours to (i) the Purchased Assets and to the Employees; (ii) all other locations where Books and Records or other material relevant to the Businesses are stored; (iii) to all the Books and Records and (iv) to the other assets used in the Businesses. The Vendor shall furnish to the Purchaser copies of Books and Records (subject to any confidentiality agreements or covenants relating to any such Books and Records) as the Purchaser shall from time to time reasonably request to enable confirmation of the matters warranted in Article 4. Without limiting the generality of the foregoing, it is agreed that the accounting representatives of the Purchaser shall be afforded ample opportunity to make a full investigation of all aspects of the financial affairs of and environmental matters in regards to the Vendor in connection with the Businesses.

(b)	Notwithstanding subsection (a), the Vendor shall not be required to disclose any information, records, files or other data to the Purchaser where prohibited by any law. If any consent of any person or Governmental Authority is required to permit the Vendor to release any information to the Purchaser, the Vendor shall make all reasonable efforts to obtain such consent.

(c)	The Vendor shall forthwith, upon request by the Purchaser or Purchaser’s Counsel, execute and deliver to the Purchaser all necessary consents to permit the Purchaser to have existing records released to the Purchaser by the municipal building and zoning department, fire department, public works, environmental agencies, the elevator inspections branch of the provincial department of labour and other appropriate authorities as the Purchaser may consider advisable between the date of this Agreement and Closing. Such consents will authorize and direct the release of information to the Purchaser. The Purchaser will not request any inspections by any Governmental Authority .

9.3 Confidentiality

(a)		Prior to the Closing, the Purchaser shall keep confidential all information disclosed to it by the Vendor or its agents relating to the Vendor or the Businesses, except information which:

	(i)	is or becomes generally available to the public from sources other than the Purchaser;

	(ii)	the Purchaser received from an independent third party, who the Purchaser reasonably believed had obtained the information lawfully and was under no obligation of secrecy;

	(iii)	the Purchaser can show was in its possession before receipt of such information from the Vendor; or

	(iv)	the Purchaser is required to disclose pursuant to applicable Law or the rules of any applicable stock exchanges, and only to the extent so required.

If this Agreement is terminated without completion of the transactions contemplated herein or if the transactions herein are not completed for any reason prior to the Closing Date, the Purchaser shall promptly return all documents, work papers and other written material (including all copies) obtained from the Vendor in connection with this Agreement, and not previously made public and shall continue to maintain the confidence of all such information.

(b)	For five years after the Closing, the Vendor shall keep confidential all information relating to the Businesses, except information which:

(i)	is or becomes generally available to the public;

(ii)	the Vendor received after Closing from an independent third party, who the Vendor reasonably believed had obtained the information lawfully and was under no obligation of secrecy; or

(iii)	the Vendor is required to disclose under law or the rules of any applicable stock exchange, and only to the extent so required.

(c)	For five years after the Closing, each of the Vendor and the Purchaser shall keep confidential all information disclosed to it, or to a third party in connection with this transaction, by or on behalf of the other Party relating to the other Party, except information which:

(i)	is or becomes generally available to the public;

(ii)	it received from an independent third party, who had obtained the information lawfully and was under no obligation of secrecy;

(iii)	it can show was in its possession before receipt of such information from the other Party; or

(iv)	either Party is required to disclose pursuant to applicable Law or the rules of any applicable stock exchanges, and only to the extent so required.

9.4 Actions to Satisfy Closing Conditions

Each of the Parties agrees to take all such reasonable actions as are within its power to control, and to use its reasonable commercial efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with each of the conditions and covenants set forth in Articles 7, 8 or 9 which are for the benefit of any other Party. Without limiting the generality of the foregoing, the Vendor shall co-operate with the Purchaser and use all reasonable efforts and diligently pursue obtaining Competition Act Approval. The Purchaser shall enter into such assumption agreements as may be required under the Permitted Encumbrances registered against title to the NLS Facility.

9.5 Employees

(a)	The Purchaser shall offer employment on the Closing Date to the following Active Employees to the extent they are included in Schedule 4.26 Part (a) as such Schedule may be updated by the Vendor prior to the Closing Date to reflect normal turnover of non-management employees: (i) all Active Employees employed in the Thriftys division of the Vendor; (ii) all Store level Active Employees employed in the Braemar division of the Vendor; (iii) those non-Store level Active Employees employed in the Braemar division of the Vendor to be listed on a written notice to be given by the Purchaser to the Vendor prior to the Closing Date; (iv) all Active Employees employed in the National Logistics Services division of the Vendor; and (v) those Active Employees employed or retained in connection with information technology services as listed on Schedule 9.5. Such offers shall be on terms and conditions of employment including salary, compensation plans, incentive compensation and benefits (other than pension benefits) which are substantially comparable in the aggregate to the terms and conditions upon which such Active Employee is employed by the Vendor on the Closing Date. The Purchaser shall provide the Vendor with a copy of its offer of employment to such Active Employees. The Vendor and the Purchaser shall exercise reasonable efforts to persuade such Active Employees to accept such offers of employment. Active Employees who become employed by the Purchaser on or after Closing pursuant to this Section are referred to herein as the “Transferred Employees”. In such offer the Purchaser shall recognise the continuous service with the Vendor of each Transferred Employee (other than Transferred Employees with whom the Purchaser has entered into an Employment Contract at or prior to the Closing Time) with respect to service-related employment terms.

(b)	The Vendor shall be responsible for all notice of termination, severance and other obligations to the Employees who do not accept employment with the Purchaser.

(c)	The Purchaser shall have a period of three months to review and evaluate those non-Store level Employees employed in the Braemar division of the Vendor who accept the Purchaser’s offer of employment and should the Purchaser decide to terminate any such Transferred Employees during such three month period, the Vendor will indemnify the Purchaser for termination, severance and other related obligations of such Transferred Employees, including the cost of defending any Claims made by such Transferred Employees.

9.6 Pension and Other Benefit Plans

(a)	The Vendor shall be responsible for any claims incurred by the Transferred Employees prior to the Closing Date under the Benefit Plans, regardless of whether such claims are filed or reported before or after the Closing Date.

(b)	The Purchaser shall be responsible under the Purchaser’s benefit plans in accordance with the terms of those benefit plans, for any and all claims incurred by the Transferred Employees on and after the Closing Date under such Benefit Plans.

(c)	For the purposes of Section (b) and (c), a claim shall be deemed to have been incurred:

(i)	with respect to all disability and workers’ compensation claims on the earliest of: (1) first date of absence from work related to such claim; (2) the occurrence of the injury; (3) the diagnosis of an illness; or (4) any other event giving rise to such claim or a series of related claims, provided that where a claim for disability or workers’ compensation benefits is made within six months following the Closing Date and such claim arose from the same or a related injury or illness for which the claimant was, within the six month period preceding the Closing Date, entitled to disability or workers’ compensation benefits, the claim shall be deemed to have been incurred on the date on which the original claim for disability or workers’ compensation benefits was first made; and

(ii)	with respect to all hospital, medical, drug, or dental claims, on the date of the occurrence of the injury, diagnosis of illness or any other event giving rise to such a claim, or series of related claims, whichever is first.

9.7 Sales and Transfer Taxes

The Purchaser shall pay direct to the appropriate taxing authorities all sales and transfer taxes, registration charges and transfer fees other than GST payable in respect of the purchase and sale of the Purchased Assets under this Agreement and, upon the reasonable request of the Vendor, the Purchaser shall furnish proof of such payment. The Purchaser shall provide to Vendor on the Closing Date purchase exemption certificates in respect of any provinces in which Purchased Assets are located which are purchased and acquired by the Purchaser to be held for resale or for incorporation into goods to be held for resale.

9.8 Goods and Services Tax, Harmonized Sales Tax and Quebec Sales Tax

The Vendor and the Purchaser shall jointly elect under subsection 167(1) of Part IX of the Excise Tax Act (Canada) and any provincial legislation imposing a similar value added or multi-staged tax, that no tax be payable, to the extent permissible, with respect to the sale and purchase of the Purchased Assets pursuant to this Agreement. The Vendor and the Purchaser shall make such election in the prescribed form containing prescribed information pursuant to the Excise Tax Act and any provincial legislation imposing a similar value added or multi-staged tax, and the Purchaser shall file the joint election in compliance with the requirements of the Excise Tax Act and any provincial legislation imposing a similar value added or multi-staged tax. If notwithstanding the foregoing elections the Vendor is required to collect and remit any amount for GST in respect of the sale of the Purchased Assets, the Purchaser shall reimburse the Vendor on demand for any such amount remitted by the Vendor.

9.9 Accounts Receivable Election

The Purchaser and the Vendor shall with respect to the accounts receivable jointly execute and file an election under Section 22 of the Income Tax Act (Canada), and any equivalent provision under applicable provincial tax legislation, and shall designate therein the portion of the Purchase Price allocated thereto under Section 3.8 of this Agreement as the consideration paid by the Purchaser to the Vendor.

9.10 Preservation of Records

Each Party shall take all reasonable steps to preserve and keep the records of the Vendor and the Businesses delivered to or held by it in connection with the completion of the transactions contemplated by this Agreement for a period of six (6) years from the Closing Date, or for any longer period as may be required by any Law or Governmental Authority, and shall make such records available to the other Parties as may be reasonably required by the other Parties. All Parties acknowledge that none of them shall be liable to the other Parties other than in the event of any accidental destruction of such records, caused otherwise than by the negligence or misconduct of one of the Parties.

9.11 Purchaser’s Option if Damage, Etc.

(a)	The Purchased Assets shall be and remain until Closing at the risk of the Vendor. Pending Closing, the Vendor shall hold all insurance policies and the proceeds thereof in trust for the parties as their interests may appear.

(b)	If the Purchased Assets, or a portion of them are damaged or destroyed or appropriated, expropriated or seized by any person, on or prior to the Closing Date, the Vendor shall give the Purchaser notice thereof forthwith after such action comes to its attention and the Purchaser shall have the option:

(i)	to reduce the Purchase Price by an amount equal to the cost of repair or, if appropriated, expropriated, seized, destroyed or damaged beyond repair, by an amount equal to the replacement cost of such assets and to complete the purchase, in which event, the Vendor shall be entitled to all proceeds of insurance and all proceeds and claims relating to the applicable event;

(ii)	to reduce the Purchase Price by an amount equal to the deductible amounts of the relevant insurance policies and to complete the purchase, in which event, all proceeds of insurance paid to the Vendor and all right and claims of the Vendor to any such amounts not paid by the Closing Date shall be assigned to the Purchaser; or

(iii)	to terminate this Agreement by notice in writing to the Vendor but only if such damage, destruction, appropriation, expropriation or seizure exceeds $1 million.

9.12 Surveys

At least thirty (30) days prior to Closing, the Vendor shall deliver to the Purchaser copies of a survey and real property report prepared by an Ontario land surveyor for the Owned Real Property under its control or in its possession. If the survey and real property report prepared by an Ontario land surveyor relating to the Owned Real Property has been prepared earlier than within the three years preceding the date of this Agreement, the Vendor shall obtain an up to date survey and real property report prepared by an Ontario land surveyor for the relevant Owned Real Property at the Vendor’s expense. The Vendor shall also have delivered to the Purchaser copies of all other existing surveys and real property reports under the Vendor’s control for any Other Property.

9.13 Goods and Services Tax and Harmonized Sales Tax Registration

On or before the Closing, the Purchaser or its assignee shall be duly registered under Subdivision (d) of Division V of Part IX of the Excise Tax Act (Canada) with respect to goods and services tax and harmonized sales tax and under Division I of Chapter VIII of Title I of An Act Respecting

Quebec Sales Tax for purposes of Quebec sales tax and shall provide its registration numbers to the Vendor.

9.14 Taxable Canadian Corporation

On or before Closing, the Purchaser and any assignee of the Purchaser with respect to the Purchased Assets shall be a “taxable Canadian corporation” as this term is defined in subsection 89(1) of the Income Tax Act (Canada), except for the assignee of the Purchaser with respect to that portion of the Intellectual Property which is capable of being registered.

9.15 Payment of Accounts Payable Due or Accruing Due Prior to Closing

Vendor shall pay when due or earlier all Accounts Payable due or accrued due prior to the Closing Date.

9.16 Review of Information Circular

Purchaser shall be provided with a reasonable opportunity to review and comment on the information circular prepared by the Vendor in respect of the special meeting of the shareholders of the Vendor called for purposes of obtaining approval by special resolution of the shareholders of the Vendor of the completion of the transactions contemplated herein.

9.17 Conduct of Audit and Consent

Prior to Closing, the Purchaser shall engage, at the Purchaser’s expense, the services of the Auditor to audit the financial statements of the Businesses as at January 29, 2000 in accordance with U.S. generally accepted accounting principles and the Vendor shall make available any of its books and records required for such audit. Such engagement shall provide that the Auditor shall consent to the inclusion of its opinion as to such audit in any filings required under U.S. securities laws with respect to the Purchaser.

9.18 Lease with Black Saxon Lakeshore Inc. and Deutsche Bank Canada

(a)	The Purchaser acknowledges that the Vendor has sold its interest in the Head Office to a third party (the “HO Purchaser”) and leased back a portion thereof pursuant to the lease dated September 14, 2000 (the “Head Office Lease”), an accurate and complete copy of which has been provided to Purchaser.

(b)	Subject to subsection (c), the Purchaser and the Vendor shall on Closing enter into a sublease in respect of approximately 40,000 square feet of gross rentable area of the Head Office premises, unless such other portions of the Head Office are mutually agreed to by the Parties, (the “Relevant Space”) for a term effective from and after the Closing Date which shall expire no earlier than the expiry of the Head Office Lease in accordance with the following terms and conditions:

(i)	the Purchaser shall pay to the Vendor a gross annual net rent which, until the “Rental Commencement Date” (as defined in the Head Office Lease), will be equal to a pro rata share of the rent payable under the Head Office Lease based on the proportion that the area of the Relevant Space bears to the entire Head Office subject to a limit of $18 per square foot and, following the “Rental Commencement Date”, will be equal to a pro rata share of the rent payable under the Head Office Lease based on the proportion that the area of the Relevant Space bears to the aggregate area thereafter rented by the Vendor under the Head Office Lease;

(ii)	the HO Purchaser shall be entitled to the same rights of access to the Relevant Space and subject to the same limitations thereon as are contained in the Head Office Lease;
(iii)	the Vendor as landlord shall be entitled to assign the sublease for the Relevant Space to the HO Purchaser and the Purchaser shall be entitled to assign its interest in the sublease subject to any consent required under the Head Office Lease; and

(iv)	the Purchaser shall comply all terms and conditions of the Head Office Lease which are applicable to it with respect to the Relevant Space.
(c)	Notwithstanding subsection (b) the Purchaser may, at the Purchaser’s discretion, enter into a lease with the HO Purchaser which includes such terms and conditions and pertains to the Relevant Space or such other premises as the HO Purchaser and the Purchaser may mutually agree, provided that in connection with the execution of such lease the HO Purchaser releases the Vendor from all liability in respect of approximately 40,000 square feet in relation to the Vendor’s lease obligations to the HO Purchaser under the Head Office Lease and, if reasonably practicable to do so, returns all letters of credit or release any security relating to such space.

(d)	The Vendor shall not agree to any amendment, modification or change of the Head Office Lease which materially adversely affects the Purchaser, including, without limitation, any modification of Schedule I thereto or in relation to “Temporary Premises” as defined in the Head Office Lease, without the prior written consent of the Purchaser.

(e)	The Purchaser shall enter into an agreement with the HO Purchaser in form satisfactory to the HO Purchaser, the Purchaser and the Vendor, each acting reasonably, to perform, observe and keep the covenants and conditions of the tenant with respect to the Relevant Space under the Head Office Lease.

9.19 Insurance Policies

The Vendor will name the Purchaser and the Parent as an additional insured under the general liability insurance policies maintained in respect to the Businesses to the extent that the policies permit it to do so.

9.20 Paying Current Liabilities

After Closing, the Vendor will pay all Current Liabilities other than the Bonuses in a timely fashion, including, for greater certainty, the Accounts Payable.

9.21 Outstanding Letters of Credit

The Purchaser shall provide on Closing a standby letter of credit to the Vendor or replacement letters of credit in respect of the letters of credit issued by the Vendor in respect of any purchase orders generated in the operation of the Businesses which are outstanding as at the Closing Date.

9.22 Combined Premises

The Store Leases identified in Schedule 9.22 involve the lease of premises which include premises relating to certain other current and former divisions of the Vendor (the “Combined Premises”). The Real Property Leases in respect of the Combined Premises shall either have been amended or the Purchaser shall have entered into leases with the landlords of the Combined Premises providing for the direct lease of the Stores by the Purchaser. If a Real Property Lease in respect of any of the Combined Premises has not been so amended or a direct lease of the relevant Store has not been entered into, in each case prior to Closing, then on or before Closing and effective as of the Effective Date the Vendor as sublandlord and the Purchaser as the subtenant shall enter into subleases for the portions of the Combined Premises in which the Businesses are conducted for rent equal to all amounts payable by the Vendor pursuant to the Real Property Lease for the Store (but, for greater certainty, not the other portions of the Combined Premises) and otherwise on the same terms and conditions contained in the Real Property Leases for the Combined Premises. The term of such sublease shall continue for the term of the Real Property Lease for the Combined Premises unless the Real Property Lease in respect of the Combined Premises is so amended or such a direct lease has been entered into or the landlord has consented to the sublease. For purposes of Sections 3.2 and 3.5, such amendment, direct lease or consent of the landlord to the sublease shall be deemed to be the required landlord consent to assignment for the relevant Store Lease.

9.23 Arrangements with Landlords

(a)	Vendor shall use reasonable efforts to obtain estoppel certificates acceptable to the Purchaser from each landlord or lessor in respect of Real Property Leases other than the Head Office Lease and other than the Real Property Leases referenced in subsection 7.6(b) confirming status of the lease, deposit, if any, term and other obligations contemplated in the applicable Real Property Lease.

(b)	Without limiting its obligations under Section 9.4 and 11.6, the Purchaser covenants and agrees with the Vendor to demonstrate where required under the Real Property Leases to the relevant landlords’ reasonable satisfaction that the Purchaser:

(i)	is of good reputation and capable in the business required to be conducted by the tenant in the relevant Leased Real Property; and
(ii)	is in a position to satisfactorily finance the Businesses contemplated in the relevant Leased Real Property.
The Purchaser shall provide evidence of insurance in the manner required in the relevant Real Property Lease in a timely manner.
9.24 Parent Covenant re Purchaser

The Parent shall take such actions as may be necessary to cause the Purchaser to perform and discharge and comply with all of the Purchaser’s obligations under this Agreement.

9.25 Arrangements Respecting Specific Contracts

The following sets out the arrangements between the Parties with respect to the Master Service Agreement with GE Capital Information Technology Solutions Inc. together with the Master Service Agreement Addendum, the Equipment Schedule SCTDL007 dated June 8, 1999, the

Equipment Schedule SCTDL006 dated February 1, 1997 and the Equipment Schedule SCTDL005 dated February 1, 1997 (the “GE Capital Contract”) and Amendment 1 to IBM Customer Agreement (ICA-398900) re Mitech Software capital lease re Mitech Software and NLS RS6000 Lease (the “Mitech Contract”).

(a)	The Vendor shall pay to the Purchaser the lease payments due under the GE Capital Contract, including the accrued portion thereof, up to and including January 31, 2001.
(b)	The Parties shall use reasonable commercial efforts to enter into such agreements or other instruments so as to permit each of the Parties to obtain the benefits and rights, and to assume the corresponding liabilities and obligations, which the Parties have agreed should be allocated to between them under the Mitech Contract on or before Closing. The Vendor shall pay any administrative fees or consent fees charged by IBM to consent to effect the foregoing. If such arrangements cannot be made on or before Closing, the Parties shall pay the buyout amount under the Mitech Contract, each Party bearing its proportionate share based on the foregoing agreed allocation.

ARTICLE 10

INDEMNIFICATION AND FEES

10.1 Mutual Indemnifications for Breaches of Covenants and Warranty, etc.

The Vendor covenants and agrees with the Purchaser, and the Purchaser covenants and agrees with the Vendor (the Party or Parties so covenanting and agreeing to indemnify another Party being referred to in this Section as the “Indemnifying Party” and the Party so to be indemnified being called the “Indemnified Party”) to indemnify and save harmless the Indemnified Party, effective as and from the Closing Time, from and against all Claims which may be made or brought against the Indemnified Party or which it may suffer or incur, directly or indirectly as a result of or in connection with any non-fulfilment of any covenant or agreement on the part of the Indemnifying Party under this Agreement or any incorrectness in or breach of any representation or warranty of the Indemnifying Party contained in this Agreement or in any certificate or other document furnished by the Indemnifying Party pursuant to this Agreement. The foregoing obligation of indemnification in respect of such Claims shall be subject to:

(a)	the limitation contained in Section 6.2 respecting the survival of the representations and warranties of the Parties;
(b)	the requirement that the Indemnifying Party shall, in respect of any Claim made by any third person, be afforded an opportunity at its sole expense to resist, defend, compromise and settle such Claim in accordance with Section 10.4;

(c)	in the case of claims for indemnification in respect of any incorrectness in or breach of any representation or warranty, the limitation that the Indemnifying Party shall not be required to pay any amount until the aggregate of such claims by the Indemnified Party exceeds $500,000 and, upon the aggregate of such claims (including any claims as contemplated in subsection 6.1(b) subject to the limitations therein) exceeding $500,000, the Indemnifying Party shall be required to pay the amount owing in respect of all of such claims including the $500,000. Solely for purposes of calculating the foregoing amounts (but, for greater certainty, not for purposes of determining whether any representation or warranty is incorrect or has been breached), any representation or warranty which contains the words “material” or “materially” shall be read and construed as though such words were not contained therein; and

(d)	the limitation that the aggregate amount of all such claims for which an Indemnifying Party may be liable shall not exceed $90,000,000.

10.2 Environmental Indemnity

The Vendor covenants and agrees to indemnify and save harmless the Purchaser and each of its officers, directors, employees and agents (collectively referred to in this Section as the “ Indemnified Parties”) from and against all Claims which may be made or brought against the

Indemnified Parties or which they may suffer or incur, directly or indirectly as a result of or in connection with any incorrectness in or breach of the representations or warranties set out in Section 4.25. The obligation of indemnification pursuant to this Section in respect of such Claims shall be subject to (and, for greater certainty, included in) the limitations set out in subsections 10.1(a) to (d). The benefit of this indemnity may be assigned by the Purchaser to any successor or assign of the Purchaser or the principal secured lenders of the Purchaser and the Parent and the Vendor consents to any such assignment.

10.3 Other Indemnities

(a)	It is agreed that the Purchaser shall not require the Vendor to comply, or to assist the Purchaser to comply, with the requirements of the bulk sales legislation in Quebec and Newfoundland. Notwithstanding the foregoing, the Vendor agrees to indemnify and save harmless the Purchaser from and against any Claims which may be made or brought against the Purchaser or which the Purchaser may suffer or incur as a result of, in respect of, or arising out of such non-compliance.

(b)	The Vendor agrees to indemnify and save harmless the Purchaser from and against any Claims arising in connection with liabilities of the Vendor which are not Assumed Liabilities.
(c)	The Purchaser agrees to indemnify and save harmless the Vendor from and against any Claims arising in connection with liabilities of the Purchaser which are Assumed Liabilities.
(d)	The Vendor agrees to indemnify and save harmless the Purchaser from and against any Claims arising as a result of or in connection with the license referenced in Section 7.18 or the use by the Purchaser of the names and trademarks referenced therein.

(e)	The Vendor shall indemnify the Purchaser as contemplated in subsection 9.5(c).
(f)	The Purchaser shall indemnify the Vendor as contemplated in subsection 3.11(f).

10.4 Indemnification Procedures for Third Party Claims

(a)	In the case of Claims made by a third party with respect to which indemnification is sought, the Party seeking indemnification shall give prompt written notice, to the other Party of any such Claims made upon it. In the event of a failure to give such notice, such failure shall not preclude the Party seeking indemnification to obtain such indemnification but its right to indemnification may be reduced to the extent that such delay prejudiced the defence of the Claim or increased the amount of liability or cost of defence and provided that, notwithstanding anything else herein contained, no claim for indemnity in respect of the breach of any representation or warranty contained herein may be made unless notice of such claim has been given prior to the expiry of the survival period applicable to such representation and warranty pursuant to Section 6.2.

(b)	The Indemnifying Party shall have the right, by notice to the Indemnified Party given not later than 30 days after receipt of the notice described in subsection (a) to assume the control of the defence, compromise or settlement of the Claim, provided that such assumption shall, by its terms, be without cost to the Indemnified Party and provided the Indemnifying Party acknowledges in writing its obligation to indemnify the Indemnified Party in accordance with the terms contained in this Section in respect of that Claim.

(c)	Upon the assumption of control of any Claim by the Indemnifying Party as set out in subsection (b), the Indemnifying Party shall diligently proceed with the defence, compromise or settlement of the Claim at its sole expense, including, if necessary, employment of counsel reasonably satisfactory to the Indemnified Party and, in connection therewith, the Indemnified Party shall cooperate fully, but at the expense of the Indemnifying Party with respect to any out-of-pocket expenses incurred, to make available to the Indemnifying Party all pertinent information and witnesses under the Indemnified Party’s control, make such assignments and take such other steps as in the opinion of counsel for the Indemnifying Party are reasonably necessary to enable the Indemnifying Party to conduct such defence. The Indemnified Party shall also have the right to participate in the negotiation, settlement or defence of any Claim at its own expense. Any settlement by the Indemnifying Party which may affect the ongoing operations or goodwill of the Businesses shall require the prior written consent of the Indemnified Party.

(d)	The final determination of any Claim pursuant to this Section, including all related costs and expenses, will be binding and conclusive upon the parties as to the validity or invalidity, as the case may be of such Claim against the Indemnifying Party.

(e)	If the Indemnifying Party does not assume control of a Claim as permitted in subsection (b), the Indemnified Party shall be entitled to make such settlement of the Claim as in its sole discretion may appear advisable, and such settlement or any other final determination of the Claim shall be binding upon the Indemnifying Party.

10.5 Indemnity Adjustment for Canadian Income Taxes

The parties agree that if a valid Claim is made pursuant to Sections 10.1, 10.2, 10.3 or 10.4, then the amount paid by the Indemnifying Party under the indemnity (referred to in this Section as the “Indemnity Payment”) shall be, if the Indemnity Payment is required to be included in computing the income of the Indemnified Party for Canadian income tax purposes for the taxation year in which the Indemnity Payment is received to a greater extent than the amount deductible in computing the income of the Indemnified Party for the taxation year in which the Indemnity Payment is received as a result of such Claim, increased by an additional amount such that the total net amount received by the Indemnified Party as a result of such Claim, after deducting the amount of income taxes payable by the Indemnified Party on such total amount (calculated without regard to any deductions, offsets, credits or other benefits available to and claimed or deducted by the Indemnified Party in computing its income, taxable income or tax), equals the net cost to the Indemnified Party of the Claim.

10.6 No Loss if Adjusted

The Vendor shall not have any indemnification obligations hereunder due to the existence of any Claim or other matter that was fully taken into account in accordance with the terms hereof in determining the final Purchase Price and paid or credited as an adjustment pursuant to Article 3.

10.7 No Claims Against Transferred Employees

Notwithstanding any other provision in this Agreement, the Vendor agrees not to assert any claims it may have, and not take or seek to take, directly or indirectly, any action, against any Transferred Employee, whether in law or at equity or otherwise, including any action seeking compensation from the Transferred Employee, arising out of or in any way relating to any incorrectness in or breach of the representations or warranties made by the Vendor in this Agreement or any covenant, agreement or obligation of the Vendor in this Agreement or as a result of any payment required to be made by the Vendor as a result of this Article which may result in the Purchaser being liable at law, whether vicariously or otherwise.

10.8 Termination Fee

Notwithstanding Section 11.2:

(a)	The Vendor shall pay to the Purchaser an amount equal to $5.5 million (less any amounts paid to the Purchaser pursuant to subsection (c)) in immediately available funds to an account designated by the Purchaser by 11:00 a.m. on:

(i)	the twentieth day following the date of this Agreement if the Vendor fails to mail to its shareholders or to deliver to financial intermediaries which hold common shares of the Vendor on behalf of such shareholders a proxy circular in connection with a special meeting of the shareholders of the

Vendor called to approve the transactions contemplated by this Agreement prior to such time; or
(ii)	contemporaneously with the completion of an “Alternative Transaction” in the circumstances described in subsection (b) below. For the purposes of this Section 10.8, an “Alternative Transaction” means any take-over bid, tender offer or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of assets relating to any or all of the Businesses (other than in the ordinary course), sale of securities, recapitalization, liquidation, dissolution or winding-up or similar transaction involving the Vendor and any other party dealing at arm’s length with the Vendor which is completed within 365 days following the date of this Agreement or pursuant to an agreement entered into within such 365 day period.

(b)	In order for a payment to be required pursuant to clause 10.8(a)(ii) above, all three of the following must occur:
(i)	The Vendor completes an Alternative Transaction; and
(ii)	Either:
(A)	the Vendor fails to receive the requisite shareholder approval for the transactions contemplated by this Agreement at the Vendor’s shareholders meeting referenced above, or
(B)	Closing is not completed by November 30, 2000, or on such later date as the Purchaser may agree, because of any of the following:
(1)	The Vendor has failed to perform its obligations as contemplated in Section 7.2, including for greater certainty, its obligations under Section 9.4, unless such non-performance is due to:
A.	non-receipt of Competition Act Approval;
B.	the failure of the Purchaser to deliver a reasonable transition services agreement, escrow agreement or sublease in respect of the Relevant Space; or
C.	a legal proceeding by a third party against the Purchaser which does not allege any wrongdoing by the Vendor enjoins the consummation of the purchase and sale contemplated in this Agreement;
(collectively, A., B. and C. are referred to in this Section as the “Excusable Events”)
(2)	The Vendor fails to deliver the closing documentation as contemplated in Section 7.4 that is within its reasonable control to deliver or cause to be delivered unless an Excusable Event has occurred; or

(3)	Any one or more of the conditions in Sections 7.5, 7.9, 7.11, 7.12, 7.13, 7.14, 7.15 and 7.18 is not met unless an Excusable Event has occurred; and
(iii)	Either of the following is true:
(A)	A reasonable Person would consider the terms of the Alternative Transaction to be more favourable to the Vendor than the terms of the purchase and sale contemplated in this Agreement; or
( B)	The Vendor fails to comply with its obligation under subsection 10.8(d).
(c)	If Closing of the transactions contemplated under this Agreement fails to occur by November 30, 2000 for a reason other than:

(i)	the Parties failing to obtain Competition Act Approval; or

(ii)	the reason is either that (A) the Purchaser was not willing or was unable to complete the purchase and sale contemplated in this Agreement for a reason other than the non-satisfaction of any of the conditions precedent set out in Article 7 (which does not include the non-satisfaction of Section 7.9 if the legal proceeding is by a third party against the Purchaser which does not allege any wrongdoing by the Vendor enjoining the consummation of the purchase and sale contemplated in the Agreement) or (B) the Vendor is not willing to complete the purchase and sale contemplated in the Agreement as a result of a refusal by the Purchaser to enter into a reasonable transition services agreement, escrow agreement or sublease in respect of the Relevant Space, then the Vendor shall reimburse the Purchaser for all reasonable costs and expenses, including legal, accounting and other professional fees and expenses, out of pocket costs, incurred by the Purchaser, in connection with its due diligence investigations, the negotiation and settlement of this Agreement and the performance of the transactions contemplated under this Agreement, such payment to be made forthwith after receipt of the invoice with documentation.

(d)	If Closing of the transactions contemplated under this Agreement fails to occur by November 30, 2000 for any reason other than:

(i)	the Parties failing to obtain Competition Act Approval; or

(ii)	the reason is either that (A) the Purchaser was not willing or was unable to complete the purchase and sale contemplated in this Agreement for a reason other than the non-satisfaction of any of the conditions precedent set out in Article 7 (which does not include the non-satisfaction of Section 7.9 if the legal proceeding is by a third party against the Purchaser which does not allege any wrongdoing by the Vendor enjoining the consummation of the purchase and sale contemplated in the Agreement) or (B) the Vendor is not willing to complete the purchase and sale contemplated in the Agreement as a result of a refusal by the Purchaser to enter into a reasonable transition services agreement, escrow agreement or sublease in respect of the Relevant Space, then during the 365 days following the date of this Agreement, the Vendor shall not, either complete or, enter into an agreement respecting a take-over bid, tender offer or exchange offer, merger, amalgamation, plan of arrangement, reorganization, consolidation, business combination, reverse take-over, sale of assets relating to any or all of the Businesses (other than in the ordinary course), sale of securities, recapitalization, liquidation, dissolution or winding-up or similar transaction (a “transaction”) involving the Vendor and any other party dealing at arm’s length with the Vendor without first giving the Purchaser Notice of its intention to effect a transaction with a third party and providing the Purchaser with an opportunity of at least 20 days to offer to complete a transaction with the Purchaser on such terms as the Purchaser may then be willing to accept (the “Offer”). The Vendor shall accept or reject the Offer by Notice to the Purchaser within 10 Business Days of receipt of the Offer. If the Vendor rejects the Offer, it shall not effect a transaction with a third party for a purchase price less than the cash price and the reasonably calculated monetized value of the consideration included in the Offer.

(e)	The Vendor may conduct a non-arm’s length transaction (as such term is construed for the purposes of the Income Tax Act (Canada)) in regards to a inter-corporate re-organization without complying with this Section 10.8 provided that all parties to the re-organization are bound by this Section 10.8.

10.9 Exclusive Remedies

The provisions of this Article 10, subject to the limitations and other provisions contained in this Article 10, shall be the sole and exclusive remedies of an indemnified Party for damages arising as a result of a breach of a representation or warranty contained in this Agreement and are expressly in lieu of all other remedies, including any independent common law or statutory rights or remedies that an indemnified Party may have at any time, now or in the future in respect thereof, and notwithstanding anything in this Agreement to the contrary.

ARTICLE 11
GENERAL

11.1 Public Notices

All public notices to third parties and all other publicity concerning the transactions contemplated by this Agreement shall be jointly planned and coordinated by the Vendor and the Purchaser and no Party shall act unilaterally in this regard without the prior approval of the other Party, such approval not to be unreasonably withheld, except where required to do so by law or by the applicable regulations or policies of any provincial or Canadian or other regulatory agency of competent jurisdiction or any stock exchange in circumstances where prior consultation with the other Party is not practicable.

11.2 Expenses

Subject to Section 3.3 and subsections 3.6(d) and 10.4(b), each of the Parties shall pay their respective legal, accounting, and other professional advisory fees, costs and expenses incurred in connection with the purchase and sale of the Businesses and the Purchased Assets and the preparation, execution and delivery of this Agreement and all documents and instruments executed pursuant to this Agreement and any other costs and expenses incurred. In particular, the Vendor shall be responsible for any fees and expenses of any broker or investment advisor retained by the Vendor in connection with the sale of the Purchased Assets and such fees and expenses shall not constitute an obligation of the Businesses or the Purchaser. The filing fee in respect of Competition Act Approval shall be paid by the Purchaser and the Vendor equally.

11.3 Notices

Any notice or other writing required or permitted to given under this Agreement or for the purposes of this Agreement (in this Section referred to as a “Notice”) shall be in writing and shall be sufficiently given if delivered, or if sent by prepaid registered mail or if transmitted by facsimile or other form of recorded communication tested prior to transmission to such Party:

(a)	in the case of a Notice to the Vendor at:

Dylex Limited
637 Lakeshore Boulevard West
Toronto, Ontario
M5V 1A8

Attention: William Anderson, Chairman
Facsimile: (416) 586-7277

with a copy to:

Goodman Phillips & Vineberg
250 Yonge Street, Suite 2400
Toronto, Ontario
M5B 2M6

Attention: Stephen Bloom
Facsimile: (416) 979-1234

(b)	in the case of a Notice to the Purchaser at:

American Eagle Outfitters, Inc. 150 Thorn Hill Drive Warrendale, Pennsylvania 15066 Attention: George Kolber, Vice-Chairman Facsimile: (724) 729-5414

with a copy to: Osler, Hoskin & Harcourt LLP Barristers & Solicitors Box 50, 1 First Canadian Place Toronto, Ontario M5X 1B8 Attention: James H. Lisson Facsimile: (416) 862-6666

or at such other address as the Party to whom such Notice is to be given shall have last notified the Party giving the same in the manner provided in this Section. Any Notice delivered to the Party to whom it is addressed as provided above shall be deemed to have been given and received on the day it is so delivered at such address, provided that if such day is not a Business Day then the Notice shall be deemed to have been given and received on the next Business Day. Any Notice sent by prepaid registered mail shall be deemed to have been given and received on the fifth Business Day following the date of its mailing. Any Notice transmitted by facsimile or other form of recorded communication shall be deemed given and received on the first Business Day after its transmission.

11.4 Assignment

The Purchaser shall be entitled, upon giving written notice to the Vendor at any time not less than two days prior to the Closing Date, to assign some or all of its rights and obligations under this Agreement to any Affiliate of the Purchaser. To the extent of such assignment, such assignee shall have and may exercise all the rights, and shall assume all of the obligations, of the Purchaser under this Agreement, and any reference to the Purchaser in this Agreement shall be deemed to refer to such assignee. In the event of such an assignment, the Vendor, the Purchaser and such assignee shall execute an agreement confirming such assignment and such assumption of obligations and such assignment and assumption shall be on the basis that no such assignment shall release the Purchaser from liability for its obligations as purchaser of the Purchased Assets under this Agreement and the Purchaser and the assignee shall remain jointly and severally liable hereunder. Subject to the foregoing, neither this Agreement nor any benefits or burdens under this Agreement shall be assignable by any Party without the prior written consent of each of the other Parties, which consent shall not be unreasonably withheld. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns.

11.5 Planning Act (Ontario)

This Agreement shall only be effective to create an interest in the Real Property if the subdivision control provisions of the Planning Act , (Ontario), as amended, are complied with by the Vendor on or before the Closing and the Vendor covenants to use commercially reasonable efforts at its expense to obtain any necessary consent on or before Closing. The Vendor has no knowledge that completion of the transactions provided for in this Agreement will require any consent under the Planning Act (Ontario) and if any consent is required the Vendor will use commercially reasonable efforts to obtain such consent prior to the Closing, at its sole cost and expense.

11.6 Further Assurances

The Parties shall, with reasonable diligence, do all such things and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after the Closing.

11.7 Counterparts

This Agreement may be executed by the Parties in separate counterparts each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.

IN WITNESS OF WHICH the Parties have duly executed this Purchase Agreement.

DYLEX LIMITED

By: /s/ William Anderson
     Name: William Anderson
      Title: Chairman

AMERICAN EAGLE OUTFITTERS
CANADA INC.

By: /s/ Neil Bulman, Jr.
      Name: Neil Bulman, Jr.
      Title: Secretary

AMERICAN EAGLE OUTFITTERS, INC.

By: /s/ Neil Bulman, Jr.
      Name: Neil Bulman, Jr.
      Title: Secretary